The information in this preliminary prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161519

Subject to Completion

Preliminary Prospectus Supplement dated September 14, 2009.

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 10, 2009)

9,000,000 shares

Sonic Automotive, Inc.

Class A Common Stock

We are offering 9,000,000 shares of our Class A common stock, par value $0.01 per share.

Concurrently with this offering, we are offering $125 million principal amount of our     % convertible senior notes due 2029 (or a total of $143.75 million if the underwriters in that offering exercise their over-allotment option to purchase additional convertible senior notes in full) in an underwritten offering pursuant to a separate prospectus supplement. This offering is not contingent upon the convertible notes offering being completed, and the convertible notes offering is not contingent upon this offering being completed.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “SAH.” The last reported sale price of our Class A common stock on the New York Stock Exchange on September 11, 2009 was $11.16 per share. You are urged to obtain current market data and should not use the market price as of September 11, 2009 as a prediction of the future market price of our Class A common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 1 of the accompanying prospectus.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to Sonic Automotive, Inc.	$	$

(1)	We have agreed to sell the shares to the underwriters at a price of $ , reflecting an underwriting discount per share of $ . In addition, we have agreed to pay Moelis & Company, our financial advisor in connection with this offering and the concurrent convertible notes offering, a financial advisory fee of $200,000, which we have not included in the underwriting discounts and commissions.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 1,350,000 additional shares of Class A common stock. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $             and total proceeds, before expenses, to us will be $            .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on or about                     , 2009.

J.P. Morgan		BofA Merrill Lynch

Wells Fargo Securities	Moelis & Company	Stephens Inc.

The date of this prospectus supplement is                     .

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering and matters relating to us and our financial performance and condition. The second part, the accompanying prospectus dated September 10, 2009, gives more general information about securities we may offer from time to time, some of which does not apply to this offering.

If the description of this offering and the shares varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information About Sonic.”

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so or (3) to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not consider any information in or incorporated by reference into this prospectus supplement or the accompanying prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our securities.

You should base your decision to invest in our securities after considering all of the information contained in this prospectus supplement, the accompanying prospectus and any information incorporated by reference herein and therein.

No representation or warranty, express or implied, is made as to the accuracy or completeness of the information obtained from third party sources set forth herein, in the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus, and nothing contained in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein is, or shall be relied upon as, a promise or representation, whether as to past or future performance.

No automobile manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus supplement or the accompanying prospectus or in the offering being made hereby. No automobile manufacturer or distributor has been authorized to make any statements or representations in connection with the offering, and no automobile manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus supplement or the accompanying prospectus or for any offering thereunder.

Except as otherwise indicated or as the context otherwise requires, all references in this prospectus to the “Company,” “we,” “us,” “our,” or “Sonic” mean Sonic Automotive, Inc. and its subsidiaries.

S-ii

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains numerous “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward looking statements address our future objectives, plans and goals, as well as our intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

•	future acquisitions or dispositions;

•	U.S. automotive industry trends;

•	future liquidity trends or needs;

•	general economic trends, including employment rates and consumer confidence levels;

•	vehicle sales rates and same store sales growth;

•	future covenant compliance;

•	our ability to consummate the concurrent convertible notes offering and the application of the use of proceeds therefrom;

•	our financing plans and our ability to repay or refinance existing debt when due; and

•	our business and growth strategies.

These forward-looking statements are based on our current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors which may cause actual results to differ materially from our projections include those risks described in “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and our filings with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus, as well as:

•	the number of new and used cars sold in the United States generally, and as compared to our expectations and the expectations of the market;

•

our ability to generate sufficient cash flows or obtain additional financing to refinance existing debt and to fund acquisitions, capital expenditures, our share repurchase program, dividends on our common stock and general operating activities;

•

the reputation and financial condition of vehicle manufacturers whose brands we represent, the terms of any bailout of any such manufacturer by the U.S. government or other government and the success or failure of such a bailout, the financial incentives vehicle manufacturers offer and their ability to design, manufacture, deliver and market their vehicles successfully;

•	the impact of the “cash for clunkers” program on our sales in future periods;

•	our relationships with manufacturers, which may affect our ability to complete additional acquisitions;

•	changes in laws and regulations governing the operation of automobile franchises, accounting standards, taxation requirements and environmental laws;

•	general economic conditions in the markets in which we operate, including fluctuations in interest rates, employment levels, the level of consumer spending and consumer credit availability;

•	the terms of and our ability to obtain any refinancing of our existing indebtedness;

•	high competition in the automotive retailing industry, which not only creates pricing pressures on the products and services we offer, but on businesses we seek to acquire;

•

the timing of, pricing for and our ability to generate liquidity through asset dispositions, as well as the timing of our ability to successfully integrate recent and potential future acquisitions; and

•	the rate and timing of overall economic recovery or additional economic decline.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus. The following summary does not contain all of the information that you should consider before investing in our Class A common stock and is qualified in its entirety by the more detailed information appearing elsewhere in the prospectus supplement, the accompanying prospectus and the financial statements and the documents incorporated by reference. You should carefully read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section beginning on page S-10 of this prospectus supplement, before making an investment decision. See “Where You Can Find More Information About Sonic.” To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information.

The Company

We are one of the largest automotive retailers in the United States. As of June 30, 2009, we operated 154 dealership franchises, representing 31 different brands of cars and light trucks, at 131 locations and 30 collision repair centers in 15 states. Our dealerships provide comprehensive services including sales of both new and used cars and light trucks, sales of replacement parts, performance of vehicle maintenance, manufacturer warranty repairs, paint and collision repair services, and arrangement of extended service contracts, financing, insurance and other aftermarket products for our customers. Our brand diversity allows us to offer a broad range of products at a wide range of prices from lower priced, or economy vehicles, to luxury vehicles. Although vehicle sales are cyclical and are affected by many factors, including general economic conditions, consumer confidence, levels of discretionary personal income, interest rates and available credit, our parts, service and collision repair services are not as dependent upon near-term vehicle sales volume.

Business Strengths

Diverse Revenue Stream.    As compared to automotive manufacturers, we believe Sonic has a higher ratio of variable or semi-variable costs that allows us to manage the majority of our expenses, such as advertising, sales commissions and vehicle carrying costs, as demand patterns change. We also believe we have a greater diversity in our sources of revenues compared to automobile manufacturers. In addition to new vehicle sales, our revenues include used vehicle sales, which are less sensitive to economic cycles and seasonal influences than are new vehicle sales. In addition, our parts and service sales carry a higher gross margin and, in the past, have not been as economically sensitive as vehicle sales. The following charts depict the diversity of our sources of revenues and gross profit for the six months ended June 30, 2009:

Diverse Geographic Mix.    Our acquisition strategy over the years has been focused on metropolitan markets, predominantly in the Southeast, Southwest, Midwest and California. As of June 30, 2009, we operated dealerships (classified in our financial statements as continuing operations or discontinued operations) in the following markets:

Market	Number of Dealerships	Number of Franchises	Percentage of Total Revenue Six Months Ended June 30, 2009
Houston	19	25	23.0%
Alabama/Tennessee	16	23	11.0%
North/South Carolina/Georgia	16	17	10.4%
Los Angeles North	8	10	7.3%
Dallas	6	8	7.0%
North Bay (San Francisco)	10	9	7.0%
South Bay (San Francisco)	10	11	6.4%
Florida	11	12	5.9%
Los Angeles South / San Diego	7	8	5.4%
Oklahoma	7	7	4.4%
Mid-Atlantic	5	6	4.3%
Ohio	4	6	2.7%
Las Vegas	4	4	2.2%
Colorado	2	2	2.0%
Michigan	6	6	1.0%

Total	131	154	100.0%

Diverse Brand Mix and Effective Portfolio Management.    Where practicable, our acquisition strategy has been to acquire franchises that we believe have above average sales prospects. A majority of our existing dealerships are either luxury or mid-line import brands. The following table depicts the breakdown of our new vehicle revenues by brand:

	Percentage of New Vehicle Revenue Year Ended December 31,
	2006	2007	2008
Brand (1)
BMW	15.9%	18.5%	20.0%
Mercedes	6.8%	7.7%	8.2%
Lexus	8.1%	7.7%	6.4%
Cadillac	7.5%	6.8%	5.3%
Audi	1.3%	1.5%	1.9%
Porsche	1.5%	1.5%	1.5%
Land Rover	1.1%	1.9%	1.5%
Volvo	2.7%	2.3%	1.5%
Other Luxury (4)	1.2%	1.2%	1.2%
Acura	1.4%	1.3%	1.1%
Infiniti	0.6%	0.6%	0.6%

Total Luxury	48.1%	51.0%	49.2%

	Percentage of New Vehicle Revenue Year Ended December 31,
	2006	2007	2008
Honda	13.9%	12.5%	12.4%
Toyota	12.2%	12.4%	12.2%
Other (3)	2.4%	2.6%	3.9%
Volkswagen	1.8%	1.5%	1.9%
Hyundai	1.8%	1.6%	1.5%
Nissan	1.0%	0.8%	0.7%

Total Import	33.1%	31.4%	32.6%

Ford	8.9%	7.9%	9.1%
General Motors (2)	9.3%	9.1%	8.6%
Chrysler (5)	0.6%	0.6%	0.5%

Total Domestic	18.8%	17.6%	18.2%

Total	100.0%	100.0%	100.0%

(1)	In accordance with the provisions of SFAS No. 144, prior years’ income statement data reflect reclassifications to exclude franchises sold, identified for sale, or terminated subsequent to December 31, 2007, which had not been previously included in discontinued operations. See Notes 1 and 2 to our consolidated financial statements incorporated by reference into this prospectus supplement from our Current Report on Form 8-K furnished to the SEC on August 21, 2009, which discusses these and other factors that affect the comparability of the information for the periods presented.
(2)	Includes Buick, Chevrolet, GMC, Pontiac and Saturn
(3)	Includes Isuzu, KIA, Mini, Mitsubishi, Scion and Subaru
(4)	Includes Hummer, Jaguar and Saab
(5)	Includes Chrysler, Dodge and Jeep

We believe our best prospects for growth in the near term will come from a potential rebound in the industry-wide new vehicle sales volume along with continued success in our operational initiatives in used vehicles and parts and service. We also believe that attractive acquisition opportunities continue to exist and, over the long-term, will seek to capitalize on opportunities to acquire additional luxury and mid-line import brands that we believe can benefit from our professional management practices and allow us to provide greater breadth of products and services in the markets in which we currently operate.

We continue to evaluate our portfolio of franchises. At June 30, 2009, we had 21 franchises at 18 physical dealerships held for sale. These dealerships include a variety of brands which represent either franchises that do not yield, or are not expected to yield, adequate long-term returns or profitable franchises that we are marketing to generate additional capital to reduce our leverage. There are no assurances that we will be able to sell these franchises on favorable terms given current market conditions.

Business Strategy

Increase Sales of Higher Margin Products and Services.    We continue to pursue opportunities to increase our sales of higher-margin products and services by expanding the following:

Parts, Service & Repair:    Each of our dealerships offers a fully integrated service and parts department. Manufacturers permit warranty work to be performed only at franchised dealerships such as ours. As a result, our franchised dealerships are uniquely qualified and positioned to perform work covered by manufacturer warranties on increasingly complex vehicles. We believe we can continue to grow our profitable parts and service business over the long-term by investing in sophisticated equipment and well trained technicians, using variable rate pricing structures, focusing on customer service and efficiently managing our parts inventory. In addition, we believe our emphasis on selling extended service contracts associated with new and used vehicle retail sales will drive further service and parts business in our dealerships as we increase the potential to retain current customers beyond the term of the standard manufacturer warranty period.

Increase Used Vehicle Market Penetration.    We believe the used vehicle market in the United States is approximately 2-4 times the size of the new vehicle market. We are seeking to increase our share of this market through advanced inventory management technology, training our dealership personnel on standardized pricing and sales methodologies, consistent inventory acquisition methodologies and a strong regional oversight management structure. For the three months ended June 30, 2009, our same store used vehicle unit sales volume was up 4.3% compared to an average decline of 18.8% for our public automotive retailer peer group. Our used vehicle strategy is focused on the following areas:

Certified Pre-Owned Vehicles:    Various manufacturers provide franchised dealers the opportunity to sell certified pre-owned (“CPO”) vehicles. This certification process extends the standard manufacturer warranty on the CPO vehicle. We typically earn higher revenues and gross profits on CPO vehicles compared to non-certified pre-owned vehicles. We also believe the extended manufacturer warranty increases our potential to retain the pre-owned purchaser as a future parts and service customer since CPO warranty work can only be performed at franchised dealerships.

“Value” Used Vehicles:    Due to our favorable luxury and import brand mix, our used vehicle strategy has historically been focused on CPO vehicles and other higher cost of sale vehicles. A market segment that drives used vehicle volume in the industry that we historically participated in on only a limited basis is vehicles with retail prices below $10,000. Until recent years, if we received a trade-in which did not meet our then existing internal criteria for used vehicles (in many instances these would be “value” vehicles), we would wholesale the vehicle. We believe we have an opportunity to further increase our share of this “value” used vehicle market as a result of the standardized practices and advanced inventory management technology we have introduced to our dealerships over the past several years. We also believe “value” vehicles are not as sensitive to market fluctuations as higher priced used vehicles. As a result, we have shifted our strategy to more aggressively market and retail these “value” vehicles.

Expand our eCommerce Capabilities.    Automotive customers have become increasingly more comfortable using technology to research their vehicle buying alternatives and communicate with dealership personnel. Our conversion to a single dealer management system has given us the ability to leverage technology to more efficiently integrate systems, customize our dealership websites and use our customer data to improve the effectiveness of our advertising and interaction with our customers. As we migrate away from more traditional advertising media and more towards internet advertising, we have reduced our advertising expense as a percentage of gross profit. For the six months ended June 30, 2009, our advertising expense as a percentage of gross profit was 4.4% compared to 5.3% in the same period of 2008.

Emphasize Expense Control.    We continually focus on controlling expenses and expanding margins at the dealerships we acquire and integrate into our organization. We believe the majority of our costs are variable or semi-variable costs which allows us to manage these expenses, such as advertising, sales commissions and vehicle carrying costs, as demand patterns change. We manage these costs, such as advertising and variable compensation expenses, so that they are generally related to vehicle sales and can be adjusted in response to changes in vehicle sales volume. The majority of our non-clerical dealership personnel are paid either a commission or a modest salary plus commissions. In addition, dealership management compensation is tied to individual dealership profitability. We believe we can further manage these types of costs through best practices, standardization of compensation plans, controlled oversight and accountability, reducing associate turnover and centralizing and standardizing processes and systems such as accounting office consolidation, payroll system consolidation and inventory management technology. For the six months ended June 30, 2009, our total SG&A expenses declined $51.2 million, or 11.7%, compared to the same period of 2008.

Our Class A common stock is traded on the New York Stock Exchange under the trading symbol “SAH.” Our principal executive offices are located at 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212, telephone (704) 566-2400. We were incorporated in Delaware in 1997.

Recent Developments

Cash For Clunkers

The U.S. Department of Transportation introduced the Car Allowance Rebate System (“CARS”), or more commonly referred to as “Cash For Clunkers,” on July 27, 2009. The CARS program, which ended on August 25, 2009, was a new federal program that gave buyers up to $4,500 for a new, more environmentally-friendly vehicle when they traded in their older, less-fuel-efficient vehicle. According to government press releases, nearly 700,000 vehicles were traded in under the program with approximately $2.9 billion in rebate applications.

The effect of the CARS program caused the industry-wide seasonally-adjusted new vehicle annual sales volume to increase to 11.3 million units in July and 14.1 million units in August when it had been averaging approximately 9.6 million units during the six months ended June 30, 2009. Although we believe the majority of the sales under the CARS program represented incremental buyers, we also believe that the industry-wide new vehicle sales rate for September could be below the pre-CARS average due to some pull-forward effect of the program and the fact that industry-wide new vehicle inventory levels were at historically low levels due to the high sales volume in July and August.

Sonic estimates that approximately 28% of its new vehicle unit volume for July and August 2009 was related to vehicles sold under the CARS program. All of our regions benefitted approximately the same from the program with the exception of our Northern California region where vehicles sold under the CARS program totaled approximately 37% of new vehicle unit volume for July and August 2009. Sonic brands which benefitted the most from the program were Honda (42% of volume), Toyota (37% of volume), Nissan (61% of volume), Chevrolet (27% of volume) and Ford (25% of volume).

We believe the August 2009 seasonally adjusted annual rate for new vehicle unit sales (“SAAR”) (14.1 million units) was higher than August of 2008 (13.7 million units) due to the CARS program. As a result of the CARS program ending, we believe the SAAR for months subsequent to August 2009 may continue to trend lower than the comparable prior year period.

Credit Agreement Amendment

On September 11, 2009, we entered into an amendment to our Credit Agreement dated February 17, 2006, among the Company, the subsidiaries of the Company named therein, Bank of America, N.A., JPMorgan Chase Bank, N.A., Toyota Motor Credit Corporation, BMW Financial Services NA, LLC, Carolina First Bank, Comerica Bank, Fifth Third Bank, General Electric Capital Corporation, KeyBank National Association, Nissan Motor Acceptance Corporation, Sovereign Bank, SunTrust Bank, Wachovia Bank, National Association and World Omni Financial Corp. This amendment, among other things, authorized the repayment of our 4.25% Convertible Senior Subordinated Notes due 2015 and the redemption of our 6.00% Senior Secured Convertible Notes due 2012 with net proceeds from this offering and the concurrent convertible notes offering. As of September 11, 2009, we had $35.0 million outstanding and $95.7 million available under the 2006 Revolving Credit Sub-Facility portion of the 2006 Credit Facility (as such terms are defined herein).

The Offering

The following is a brief summary of the principal terms of the offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the shares, see “Description of Common Stock” beginning on Page S-33.

Issuer	Sonic Automotive, Inc., a Delaware corporation

Class A Common Stock Offered by Us	9,000,000 shares. We have also granted the underwriters a 30-day option to purchase up to 1,350,000 additional shares.

Class A Common Stock Outstanding Immediately Following this Offering	38,749,558 shares.

Use of Proceeds	We intend to use the net proceeds of this offering, as well as the proceeds to us from the concurrent convertible notes offering, to repay outstanding indebtedness. See “Use of Proceeds” in this prospectus supplement.

Trading Symbol for Our Class A Common Stock	Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “SAH.”

Other Classes of Our Common Stock	Our common stock is divided into two classes, Class A and Class B. The Class B common stock is not listed on any stock exchange. As of September 11, 2009, there were 12,029,375 shares of Class B common stock outstanding. The shares of Class B common stock have 10 votes per share on most matters. See “Description of Common Stock” for a more complete description of the differences between the rights of the two classes.

Risk Factors	You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” as well as the other information included in or incorporated by reference into this prospectus supplement before deciding whether to invest in the shares.

The number of shares of Class A common stock that will be outstanding immediately following this offering is based on the number of shares outstanding as of September 11, 2009 and excludes:

•	shares of Class A common stock issuable upon conversion of our 4.25% convertible senior subordinated notes due 2015;

•	shares of Class A common stock issuable upon conversion of our 6.00% senior secured convertible notes due 2012;

•

6,913,721 shares of Class A common stock reserved for issuance under our equity plans, under which restricted stock units with respect to, and options to purchase a total of, 4,206,830 shares were outstanding as of September 11, 2009 (with the options having a weighted average exercise price of $15.47 per share and options to purchase 2,720,554 shares being exercisable); and

•

shares of Class A common stock issuable upon conversion of our     % convertible senior notes due 2029 to be issued in the concurrent convertible notes offering. See “Concurrent Offering of Convertible Notes.”

Concurrent Offering of Convertible Notes

Concurrent with this offering, we are offering $125 million principal amount of our convertible senior notes due 2029 (“2029 notes”) (or a total of $143.75 million principal amount of our 2029 notes if the underwriters exercise their option to purchase additional notes with respect to that offering in full) in an underwritten public offering pursuant to a separate prospectus supplement (the “concurrent convertible notes offering”). See “Concurrent Offering of Convertible Notes.”

We expect to raise approximately $216.5 million in net proceeds from this offering (based upon the last reported sale price of our Class A common stock on the New York Stock Exchange on September 11, 2009 of $11.16 per share) and the concurrent convertible notes offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming no exercise of the underwriters’ options to purchase additional securities with respect to either offering. However, amounts sold in each offering may increase or decrease based on market conditions relating to the particular securities. See “Use of Proceeds.”

This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of convertible notes in the concurrent convertible notes offering. This offering is not contingent upon the concurrent convertible notes offering being completed, and the concurrent convertible notes offering is not contingent upon this offering being completed. We cannot assure you that we will complete the concurrent convertible notes offering.

Unless we specifically state otherwise, the information in this prospectus supplement assumes the completion of the concurrent convertible notes offering and that the underwriters for the concurrent convertible notes offering do not exercise their option to purchase additional notes and that the underwriters for this offering do not exercise their over-allotment option to purchase additional shares.

Summary Consolidated Financial and Operating Data

The summary consolidated income statement data for the years ended December 31, 2006, 2007 and 2008 and the summary consolidated balance sheet data as of December 31, 2007 and 2008 are derived from Sonic’s consolidated financial statements, which are incorporated by reference into this prospectus supplement from our Current Report on Form 8-K furnished to the SEC on August 21, 2009. The summary consolidated balance sheet data as of December 31, 2006 are derived from Sonic’s audited financial statements, which are not included or incorporated by reference in this prospectus supplement. The summary consolidated balance sheet data as of June 30, 2008 are derived from Sonic’s unaudited interim financial statements, which are not included or incorporated by reference into this prospectus supplement. The summary consolidated income statement data for the six months ended June 30, 2008 and June 30, 2009, and the summary consolidated balance sheet data as of June 30, 2009, are derived from Sonic’s unaudited interim financial statements, which are incorporated by reference into this prospectus supplement. In the opinion of management, these unaudited financial statements reflect all adjustments necessary for a fair presentation of Sonic’s results of operations and financial condition. All such adjustments are of a normal recurring nature. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year. This summary consolidated financial and operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Sonic’s Consolidated Financial Statements and the related notes thereto, incorporated by reference into this prospectus supplement.

Sonic has accounted for all dealership acquisitions using the purchase method of accounting and, as a result, does not include in the financial statements the results of operations of acquired dealerships prior to the date they were acquired. The “Summary Consolidated Financial and Operating Data” of Sonic discussed below reflects the results of operations and financial position of each of the dealerships acquired prior to June 30, 2009. As a result of the effects of our acquisitions, the “Summary Consolidated Financial and Operating Data” set forth below is not necessarily indicative of the results of operations and financial position of Sonic in the future or the results of operations and financial position that would have resulted had such acquisitions occurred at the beginning of the periods presented below.

The following financial data for all periods presented reflects Sonic’s June 30, 2009 reclassification of franchises between continuing operations and discontinued operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144: Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”).

	Year ended December 31,				Six months ended June 30,
	2006	2007	2008		2008	2009
	(dollars in thousands)
					(unaudited)
Income Statement Data:
Revenues:
New vehicles	$4,163,877	$4,398,558	$3,711,310		$2,036,415	$1,344,279
Used vehicles	1,116,063	1,278,265	1,281,184		686,748	668,944
Wholesale vehicles	408,491	356,472	256,582		151,383	64,257

Total vehicle sales	5,688,431	6,033,295	5,249,076		2,874,546	2,077,480
Parts, service and collision repair	949,840	1,029,684	1,038,428		531,061	512,631
Finance, insurance and other	166,659	189,328	171,793		96,096	69,361

Total revenues	6,804,930	7,252,307	6,459,297		3,501,703	2,659,472
Cost of sales	(5,750,476)	(6,122,639)	(5,419,400)		(2,944,715)	(2,187,214)

Gross profit	1,054,454	1,129,668	1,039,897		556,988	472,258
Selling, general and administrative expenses	(807,813)	(839,833)	(862,829)		(436,386)	(385,139)
Impairment charges	(3,868)	(1,044)	(819,531)		(333)	(3,825)
Depreciation and amortization	(20,334)	(23,857)	(32,889)		(15,277)	(16,444)

Operating income	222,439	264,934	(675,352)		104,992	66,850
Other income (expense):
Interest expense, floor plan	(50,196)	(58,371)	(42,068)		(22,603)	(10,045)
Interest expense, FSP APB 14-1	(9,044)	(9,898)	(10,704)		—	—
Non-cash interest expense, convertible debt	—	—	—		(5,294)	(6,262)
Interest expense, other, net	(37,338)	(37,457)	(56,318)		(24,944)	(38,190)
Other income (expense), net	(583)	47	741		94	63

Total other expenses	(97,161)	(105,679)	(108,349)		(52,747)	(54,434)

Income from continuing operations before taxes	125,278	159,255	(783,701)		52,245	12,416
Provision for income taxes	(50,870)	(62,271)	137,054		(20,898)	(5,587)

Income from continuing operations	74,408	96,984	(646,647)		31,347	6,829
Discontinued operations:
Income/(loss) from operations and the sale of discontinued franchises	4,946	(6,525)	(47,931)		(12,702)	(6,833)
Income tax benefit/(expense)	(3,663)	(896)	2,229		3,197	1,708

Income/(loss) from discontinued operations	1,283	(7,421)	(45,702)		(9,505)	(5,125)

Net income (loss)	$75,691	$89,563	$(692,349)		$21,842	$1,704

Ratio of earnings to fixed charges (a)	2.5x	3.0x	$(785,244	)(b)	2.1x	1.2x
Other Financial Data:
EBITDA (c)	$221,379	$246,521	$143,641		$105,517	$96,094
Capital expenditures	99,848	78,295	137,094		103,382	28,046
Ratio of EBITDA to interest expense, other (c)	5.2	5.2	2.0		3.2	1.9
Ratio of total long-term debt to EBITDA (c) (d)	2.6	2.8	5.1		N/A	N/A
Margin Data:
EBITDA margin (c) (e)	3.3%	3.4%	2.2%		3.0%	3.6%
Gross profit margin (f)	15.5%	15.6%	16.1%		15.9%	17.8%
New vehicles	7.4%	7.0%	6.7%		6.8%	6.8%
Retail used vehicles	9.8%	9.3%	8.5%		9.1%	8.6%
Parts, service and collision repair	50.0%	50.3%	49.7%		49.6%	49.8%
Finance and insurance	100.0%	100.0%	100.0%		100.0%	100.0%
Balance Sheet Data (at end of period):
Cash and cash equivalents	$12,696	$16,514	$6,971		$11,381	$5,163
Inventories (g)	$1,098,565	$1,147,045	$1,124,145		$1,212,909	$885,804
Total assets	$3,124,764	$3,282,744	$2,405,545		$3,382,522	$2,099,945
Notes payable—floor plan (h)	$1,160,750	$1,174,262	$1,120,505		$1,210,882	$834,269
Total long-term debt (d)	$567,842	$678,403	$738,447		$764,335	$731,680
Stockholders’ equity	$923,935	$944,984	$197,523		$945,298	$220,539

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(dollars in thousands)
				(unaudited)
Other Operating Data:
Number of dealerships	149	144	135	139	131
Number of franchises	171	169	164	166	154
New retail units sold	117,168	118,159	99,902	54,380	36,693
Used retail units sold	57,969	63,210	64,357	34,173	35,702

(a)	For purposes of the ratio of earnings to fixed charges: 1) earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and 2) fixed charges consist of non-floorplan interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. The ratio of earnings to fixed charges is calculated by adding fixed charges to income before income taxes and minority interest and dividing the sum by fixed charges.
(b)	Reflects deficiency of earnings available to cover fixed charges. Because of the deficiency, ratio information is not provided.
(c)	EBITDA is defined as net income plus non-floorplan interest expense, income taxes, impairment charges, depreciation and amortization. While EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than net cash provided by operating activities, which are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), it is included in our discussion of earnings to provide additional information regarding the amount of cash our business is generating with respect to our ability to meet future debt services, capital expenditures and working capital requirements. EBITDA should not be used as an indicator of our operating performance. Consistent with industry practices, Sonic’s management utilizes EBITDA when valuing dealership operations. This measure may not be comparable to similarly titled measures reported by other companies. The following table shows the calculation of EBITDA and reconciles EBITDA to its closest GAAP measurement, net cash provided by operating activities, for the periods presented in the table below:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(dollars in thousands)
				(unaudited)
EBITDA	$221,379	$246,521	$143,641	$105,517	$96,094
Subtract: (1)
Interest expense—other (2)	(42,235)	(47,313)	(72,360)	(32,998)	(50,755)
Income taxes	(54,533)	(63,167)	139,283	(17,701)	(3,879)
Impairment charges	(13,513)	(6,032)	(851,655)	(8,591)	(8,495)
Depreciation & amortization (3)	(35,407)	(40,446)	(51,258)	(24,385)	(31,261)

Net Income (Loss)	75,691	89,563	(692,349)	21,842	1,704
Add/(subtract):
Depreciation and amortization (3)	35,407	40,446	51,258	24,385	31,261
Deferred income taxes	6,954	20,069	(145,425)	(3,693)	(2,422)
Equity interest in (earnings) losses of investees	(915)	(645)	(399)	(220)	(328)
Impairment charges	13,513	6,032	851,655	8,591	8,495
(Gain)/loss on disposal of assets	(3,582)	1,145	1,604	2,645	(194)
Gain on retirement of debt	—	—	(647)	—	—
Stock based compensation expense	6,802	6,475	6,131	4,145	1,388
Loss on exit of lease dealerships	9,598	2,275	18,037	1,647	2,085
Changes in assets and liabilities that relate to operations	(205,332)	(131,309)	30,774	(9,178)	223,364

Net cash (used in)/provided by operating activities	$(61,864)	$34,051	$120,639	$50,164	$265,353

(1)	Items include non-floorplan interest, income taxes, impairment charges, depreciation and amortization from both continuing operations and discontinued operations.
(2)	Includes: (i) interest expense, FSP APB 14-1; (ii) non-cash interest expense, convertible debt and (iii) interest expense, other, net.
(3)	Includes depreciation and amortization of property, plant and equipment, debt issue cost amortization, other amortization and debt discount amortization, net of premium amortization.
(d)	Long-term debt, including current portion. See our consolidated financial statements and the related notes which are incorporated by reference into this prospectus supplement from our Current Report on Form 8-K furnished to the SEC on August 21, 2009 and our Quarterly Report on Form 10-Q for the period ended June 30, 2009.
(e)	EBITDA margin is calculated as EBITDA, as defined above, divided by total revenues.
(f)	Gross profit margin is defined as gross profit divided by revenues.
(g)	Includes inventory included in assets held for sale.
(h)	Includes floorplan notes payable included in liabilities associated with assets held for sale-trade and non-trade.

RISK FACTORS

This section describes some, but not all, of the risks of acquiring our securities. Before making an investment decision, you should carefully consider the risk factors included in our Current Report on Form 8-K furnished to the SEC on August 21, 2009, which are incorporated by reference herein, and the risks described in our other filings with the SEC that are incorporated by reference herein.

General Risks Related to Investing in Our Securities

Concentration of voting power and anti-takeover provisions of our charter, bylaws, Delaware law and our dealer agreements may reduce the likelihood of any potential change of control.

Our common stock is divided into two classes with different voting rights. This dual class stock ownership allows the present holders of the Class B common stock to control us. Holders of Class A common stock have one vote per share on all matters. Holders of Class B common stock have 10 votes per share on all matters, except that they have only one vote per share on any transaction proposed or approved by the Board of Directors or a Class B common stockholder or otherwise benefiting the Class B common stockholders constituting a:

•	“going private” transaction;

•	disposition of substantially all of our assets;

•	transfer resulting in a change in the nature of our business; or

•	merger or consolidation in which current holders of common stock would own less than 50% of the common stock following such transaction.

The holders of Class B common stock currently hold less than a majority of our outstanding common stock, but a majority of our voting power (which include O. Bruton Smith Sonic Chairman, Chief Executive Officer and Director, his family members and entities they control). This may prevent or discourage a change of control of us even if the action was favored by holders of Class A common stock.

Our charter and bylaws make it more difficult for our stockholders to take corporate actions at stockholders’ meetings. In addition, stock options, restricted stock and restricted stock units granted under our 1997 Stock Option Plan and 2004 Stock Incentive Plan become immediately exercisable or automatically vest upon a change in control. Delaware law also makes it difficult for stockholders who have recently acquired a large interest in a company to consummate a business combination transaction with the company against its directors’ wishes. Finally, restrictions imposed by our dealer agreements may impede or prevent any potential takeover bid. Generally, our franchise agreements allow the manufacturers the right to terminate the agreements upon a change of control of our company and impose restrictions upon the transferability of any significant percentage of our stock to any one person or entity who may be unqualified, as defined by the manufacturer, to own one of its dealerships. The inability of a person or entity to qualify with one or more of our manufacturers may prevent or seriously impede a potential takeover bid. In addition, provisions of our lending arrangements create an event of default on a change in control. These agreements, corporate governance documents and laws may have the effect of delaying or preventing a change in control or preventing stockholders from realizing a premium on the sale of their shares if we were acquired.

Future sales of our Class A common stock or securities convertible into Class A common stock in the public market could adversely impact the market price of our Class A common stock.

Concurrent with this offering, pursuant to a separate prospectus supplement, we are offering $125 million principal amount of our convertible senior notes due 2029 (the “2029 notes”) in an underwritten public offering (or $143.75 million principal amount of the 2029 notes if the underwriters exercise their option to purchase additional notes with respect to that offering in full), which may become convertible into shares of Class A common stock. In the future, we may also sell additional shares of our Class A common stock or securities convertible into Class A common stock to raise capital. A substantial number of shares of our Class A common stock is reserved for issuance upon the exercise of stock options, the vesting of restricted stock units and is issuable upon conversion of the notes and our other outstanding convertible notes or other obligations. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our Class A common stock. The issuance and sale of substantial amounts of Class A common stock or securities convertible into Class A common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our Class A common stock and impair our ability to raise capital through the sale of additional equity securities.

Volatility in the market price and trading volume of our Class A common stock could adversely impact the value of your shares of our Class A common stock.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market factors may materially reduce the market price of our Class A common stock, regardless of our operating performance. The market price of our common stock, which has experienced significant price and volume fluctuations in recent months, could continue to fluctuate significantly for many reasons, including in response to the risks described in this section of, elsewhere in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our Class A common stock would adversely impact the value of your shares of our Class A common stock. The price of our Class A common stock could also be affected by possible sales of our Class A common stock by investors who view our convertible notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our Class A common stock. This trading activity could, in turn, affect the market price of our Class A common stock.

The outcome of legal and administrative proceedings we are or may become involved in could have an adverse effect on our business, results of operations and profitability.

We are involved, and expect to continue to be involved, in numerous legal and administrative proceedings arising out of the conduct of our business, including regulatory investigations and private civil actions brought by plaintiffs purporting to represent a potential class or for which a class has been certified.

Several private civil actions have been filed against Sonic Automotive, Inc. and several of our dealership subsidiaries that purport to represent classes of customers as potential plaintiffs and make allegations that certain products sold in the finance and insurance departments were done so in a deceptive or otherwise illegal manner. One of these private civil actions has been filed in South Carolina state court against Sonic Automotive, Inc. and 10 of our South Carolina subsidiaries. This group of plaintiffs’ attorneys has filed another one of these private civil class action lawsuits in state court in North Carolina seeking certification of a multi-state class of plaintiffs. The South Carolina state court action and the North Carolina state court action have since been consolidated into a single proceeding in private arbitration.

The outcomes of the civil actions brought by plaintiffs purporting to represent a class of customers, as well as other pending and future legal proceedings arising out of the conduct of our business, including litigation with customers, employment related lawsuits, contractual disputes, class actions, purported class actions and actions brought by governmental authorities, cannot be predicted with certainty. An unfavorable resolution of one or more of these matters could have a material adverse effect on our business, financial condition, results of operations, cash flows or prospects.

Our company is a defendant in the matter of Galura, et al. v. Sonic Automotive, Inc., a private civil action filed in the Circuit Court of Hillsborough County, Florida. In this action, originally filed on December 30, 2002, the plaintiffs allege that we and our Florida dealerships sold an antitheft protection product in a deceptive or otherwise illegal manner, and further sought representation on behalf of any customer of any of our Florida dealerships who purchased the antitheft protection product since December 30, 1998. The plaintiffs are seeking monetary damages and injunctive relief on behalf of this class of customers. In June 2005, the court granted the plaintiffs’ motion for certification of the requested class of customers, but the court has made no finding to date regarding actual liability in this lawsuit. We have subsequently filed a notice of appeal of the court’s class certification ruling with the Florida Court of Appeals. In April 2007, the Florida Court of Appeals affirmed a portion of the trial court’s class certification, and overruled a portion of the trial court’s class certification. We intend to continue our vigorous defense of this lawsuit, including the aforementioned appeal of the trial court’s class certification order, and to assert available defenses. However, an adverse resolution of this lawsuit could result in the payment of significant costs and damages, which could have a material adverse effect on our future results of operations, financial condition and cash flows.

Our business may be adversely affected by claims alleging violations of laws and regulations in our advertising, sales and finance and insurance activities.

Our business is highly regulated. In the past several years, private plaintiffs and state attorney generals have increased their scrutiny of advertising, sales, and finance and insurance activities in the sale and leasing of motor vehicles. The conduct of our business is subject to numerous federal, state and local laws and regulations regarding unfair, deceptive and/or fraudulent trade practices (including advertising, marketing, sales, insurance, repair and promotion practices), truth-in-lending, consumer leasing, fair credit practices, equal credit opportunity, privacy, insurance, motor vehicle finance, installment finance, closed-end credit, usury and other installment sales. Claims arising out of actual or alleged violations of law may be asserted against us or any of our dealers by individuals, either individually or through class actions, or by governmental entities in civil or criminal investigations and proceedings. Such actions may expose us to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including suspension or revocation of our licenses and franchises to conduct dealership operations.

Our business may be adversely affected by unfavorable conditions in our local markets, even if those conditions are not prominent nationally.

Our performance is subject to local economic, competitive, weather and other conditions prevailing in geographic areas where we operate. We may not be able to expand geographically and any geographic expansion may not adequately insulate us from the adverse effects of local or regional economic conditions. In addition, due to the provisions and terms contained in our operating lease agreements, we may not be able to relocate a dealership operation to a more favorable location without incurring significant costs or penalties.

The loss of key personnel and limited management and personnel resources could adversely affect our operations and growth.

Our success depends to a significant degree upon the continued contributions of our management team, particularly our senior management, and service and sales personnel. Additionally, manufacturer franchise agreements may require the prior approval of the applicable manufacturer before any change is made in franchise general managers. We do not have employment agreements with certain members of our senior management team, our dealership managers and other key dealership personnel. Consequently, the loss of the services of one or more of these key employees could have a material adverse effect on our business and results of operations.

In addition, as we expand we may need to hire additional managers. The market for qualified employees in the industry and in the regions in which we operate, particularly for general managers and sales and service personnel, is highly competitive and may subject us to increased labor costs during periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified managers could have a material adverse effect on our business and results of operations. In addition, the lack of qualified management or employees employed by potential acquisition candidates may limit our ability to consummate future acquisitions.

Governmental regulation and environmental regulation compliance costs may adversely affect our profitability.

We are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, retail financing and consumer protection laws and regulations, and wage-hour, anti-discrimination and other employment practices laws and regulations. Our facilities and operations are also subject to federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation, release, recycling and disposal of solid and hazardous materials and wastes and the cleanup of contaminated property or water. The violation of these laws and regulations can result in administrative, civil or criminal penalties against us or in a cease and desist order against our operations that are not in compliance. Our future acquisitions may also be subject to regulation, including antitrust reviews. We believe that we comply in all material respects with all laws and regulations applicable to our business, but future regulations may be more stringent and require us to incur significant additional compliance costs.

Our past and present business operations are subject to environmental laws and regulations. We may be required by these laws to pay the full amount of the costs of investigation and/or remediation of contaminated properties, even if we are not at fault for disposal of the materials or if such disposal was legal at the time. Like many of our competitors, we have incurred, and will continue to incur, capital and operating expenditures and other costs in complying with these laws and regulations. In addition, soil and groundwater contamination exists at certain of our properties. We cannot assure you that our other properties have not been or will not become similarly contaminated. In addition, we could become subject to potentially material new or unforeseen environmental costs or liabilities because of our acquisitions.

Potential conflicts of interest between us and our officers or directors could adversely affect our future performance.

O. Bruton Smith also serves as the chairman and chief executive officer of Speedway Motorsports. Accordingly, we compete with Speedway Motorsports for the management time of Mr. Smith.

We have in the past and will likely in the future enter into transactions with Mr. Smith, entities controlled by Mr. Smith or our other affiliates. We believe that all of our existing arrangements with affiliates are as favorable to us as if the arrangements were negotiated between unaffiliated parties, although the majority of these transactions have neither been verified by third parties in that regard nor are likely to be so verified in the future. Potential conflicts of interest could arise in the future between us and our officers, directors and other affiliates in the enforcement, amendment or termination of arrangements existing between them.

Our executive officers have pledged shares of Class B common stock to secure personal loans.

Mr. O. Bruton Smith, Mr. B. Scott Smith and certain of their affiliates have pledged approximately 6,253,483 shares of our Class B common stock as collateral to secure two personal loans. Under certain circumstances, the lenders under these loans could elect to foreclose on these shares. Under the terms of our charter, shares of Class B common stock (which are entitled to 10 votes per share on most matters presented to our stockholders) automatically convert into shares of Class A common stock (which are entitled to one vote per share on all matters presented to our stockholders) if any person or entity other than a member of the Smith family or certain of their affiliates acquire such shares. A foreclosure on the Class B shares by the lenders could therefore materially affect the voting control of the Smith family over Sonic. In addition, the market price of our Class A common stock could materially decline if the lenders were to sell the pledged shares into the open market.

We may be subject to substantial withdrawal liability assessments in the future related to a multi-employer pension plan to which certain of our dealerships make contributions pursuant to collective bargaining agreements.

Seven of our dealership subsidiaries in Northern California currently make fixed-dollar contributions to the Automotive Industries Pension Plan (the “AI Pension Plan”) pursuant to collective bargaining agreements between our subsidiaries and the International Association of Machinists (the “IAM”). The AI Pension Plan is a “multi-employer pension plan” as defined under the Employee Retirement Income Security Act of 1974, as amended, and our seven dealership subsidiaries are among approximately 120 automobile dealerships that make contributions to the AI Pension Plan pursuant to collective bargaining agreements with the IAM. In June 2006, we received information that the AI Pension Plan was substantially underfunded as of December 31, 2005. In July 2007, we received updated information that the AI Pension Plan continued to be substantially underfunded as of December 31, 2006, with the amount of such underfunding increasing versus year end 2005. In March 2008, the Board of Trustees of the AI Pension Plan notified participants, participating employers and local unions that the Plan’s actuary, in accordance with the requirements of the federal Pension Protection Act of 2006, had issued a certification that the AI Pension Plan is in Critical Status effective with the plan year commencing January 1, 2008. In conjunction with this finding, the Board of Trustees of the AI Pension Plan adopted a Rehabilitation Plan that implements reductions or eliminations of certain adjustable benefits that were previously available under the Plan (including some forms of early retirement benefits, and disability and death benefits), and also implements a requirement on all participating employers to increase employer contributions to the Plan for a seven year period commencing in 2013. Under applicable federal law, any employer contributing to a multiemployer pension plan that completely ceases participating in the plan while the plan is underfunded is subject to payment of such employer’s assessed share of the aggregate unfunded vested benefits of the plan. In certain circumstances, an employer can be assessed withdrawal liability for a partial withdrawal from a multi-employer pension plan. In addition, if the financial condition of the AI Pension Plan were to continue to deteriorate to the point that the Plan is forced to terminate and be assumed by the Pension Benefit Guaranty Corporation, the participating employers could be subject to assessments by the PBGC to cover the participating employers’ assessed share of the unfunded vested benefits. If any of these adverse events were to occur in the future, it could result in a substantial withdrawal liability assessment that could have a material adverse effect on our business, financial condition, results of operations or cash flows.

A change in historical experience and/or assumptions used to estimate reserves could have a material impact on our earnings.

As described in Item 7 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Estimates and Critical Accounting Policies” in our Current Report on Form 8-K furnished to the SEC on August 21, 2009, our estimates for finance, insurance and service contracts and insurance reserves are based on historical experience. Differences between actual results and our historical experiences and/or our assumptions could have a material impact on our earnings in the period of the change and in periods subsequent to the change.

A further impairment of our goodwill could have a material adverse impact on our earnings.

Pursuant to applicable accounting pronouncements, we test goodwill for impairment annually or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We describe the process for testing goodwill more thoroughly in our Current Report on Form 8-K furnished to the SEC on August 21, 2009 in Item 7 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Use of Estimates and Critical Accounting Policies.” If we determine that the amount of our goodwill is impaired at any point in time, we are required to reduce goodwill on our balance sheet. Based on the results of our step one test as of December 31, 2008, we were required to complete step two of the impairment evaluation. We recorded an estimated goodwill impairment charge in continuing operations of $787.9 million at December 31, 2008 and a $9.5 million charge related to franchises held for sale in discontinued operations. An estimate was recorded because we had not finalized the valuation of certain assets and liabilities that are necessary for us to complete our evaluation. During the first quarter of 2009, we completed the valuation of these certain assets and liabilities. Based on the completion of our evaluation of the goodwill impairment in the first quarter of 2009, no adjustment to the estimate that was recorded at December 31, 2008 was required. As of June 30, 2009, our balance sheet reflected a carrying amount of approximately $474.7 million in goodwill (including goodwill classified as assets held for sale). If goodwill is further impaired based on a future impairment test, we will record another non-cash impairment charge that may also have a material adverse effect on our earnings for the period in which the impairment of goodwill occurs.

Risks Related to Our Substantial Indebtedness and Liquidity

Our significant indebtedness and near-term debt maturities could materially adversely affect our financial health, limit our ability to finance future acquisitions and capital expenditures and prevent us from fulfilling our financial obligations.

As of June 30, 2009, our total outstanding indebtedness was approximately $1.6 billion, including the following:

•	$80.0 million under the 2006 Revolving Credit Sub-Facility (as defined below), classified as current;

•	$834.3 million under the secured new and used inventory floor plan facilities, including $79.5 million classified as liabilities associated with assets held for sale;

•

$87.0 million in 6.00% Convertible Notes, representing $85.6 million in aggregate principal amount outstanding less unamortized discount of approximately $10.0 million plus derivative liability of approximately $11.4 million;

•	$150.6 million in 4.25% Convertible Notes, representing $160.0 million in aggregate principal amount outstanding less unamortized discount of approximately $9.4 million;

•

$273.3 million in 8.625% Senior Subordinated Notes due 2013 (the “ 8.625% Notes”), representing $275.0 million in aggregate principal amount outstanding less unamortized net discount of approximately $1.7 million;

•

$112.6 million of mortgage notes, representing $112.3 million in aggregate principal amount plus unamortized premium of approximately $0.3 million, due from June, 2013 to September, 2028, with a weighted average interest rate of 5.3%; and

•	$28.2 million of other secured debt, representing $25.3 million in aggregate principal amount plus unamortized premium of approximately $2.9 million.

As of June 30, 2009, we had $48.9 million available for additional borrowings under a revolving credit sub-facility (the “2006 Revolving Credit Sub-Facility”) based on the borrowing base calculation on that date, which is affected by numerous factors including eligible asset balances, the market value of certain collateral and historical consolidated EBITDA (as defined). We are able to borrow under our 2006 Revolving Credit Sub-Facility only if we are in compliance with our financial and other covenants and all of our representations and warranties contained in the 2006 Revolving Credit Sub-Facility are true on the date of borrowing. Pursuant to the terms of our 2006 Credit Facility, we can only use proceeds from borrowings for ordinary course of business expenditures. We also have additional capacity under new and used inventory floor plan facilities. In addition, the indentures relating to our 8.625% Notes, 6.00% Convertible Notes, 4.25% Convertible Notes and our other debt instruments allow us to incur additional indebtedness, including secured indebtedness, as long as we are in compliance with the terms thereunder. We refer to the 2006 Revolving Credit Sub-Facility, our new vehicle inventory floor plan financing, as to which we had up to $635.0 million in borrowing availability as of June 30, 2009 and our used vehicle inventory floor plan financing, as to which we had up to $100.0 million in borrowing availability as of June 30, 2009, collectively as our “2006 Credit Facility.”

In addition, the majority of our dealership properties are leased under long-term operating lease arrangements that generally have initial terms of fifteen to twenty years with one or two ten-year renewal options. Many of these operating leases require compliance with financial and operating covenants similar to those under our 2006 Credit Facility, monthly payments of rent that may fluctuate based on interest rates and local consumer price indices. The total future minimum lease payments related to these operating leases and certain equipment leases are significant and are disclosed in the notes to our financial statements under the heading “Commitments and Contingencies” in our Current Report on Form 8-K furnished to the SEC on August 21, 2009.

As of June 30, 2009, we had approximately $1.2 billion of debt, of which $834.3 million relates to notes payable—floor plan, that matures or which holders may force us to repay in 2010. This leverage could have important consequences to the holders of our securities, including the following:

•

we may be forced to sell certain assets at prices below where we might otherwise consider selling such assets in order to repay current maturities of debt or redeem our 6.00% Convertible Notes before they become convertible;

•	our ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes or to refinance existing indebtedness may be impaired in the future;

•

a substantial portion of our current cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness and rents under long-term operating leases, thereby reducing the funds available to us for our operations and other purposes;

•	some of our borrowings and facility leases are and will continue to be at variable rates of interest, which exposes us to the risk of increasing interest rates;

•	significant additional equity could be issued in connection with restructuring our 2010 and other debt obligations;

•	future interest rates may be higher than those currently applicable to our outstanding debt;

•

the indebtedness outstanding under our 2006 Credit Facility and other floor plan facilities and the indenture governing our 6.00% Convertible Notes are secured by a pledge of substantially all the assets of our dealerships, which may limit our ability to borrow money from other sources or otherwise adversely affect our financial flexibility; and

•

we may be substantially more leveraged than some of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to changing market conditions and regulations.

In addition, our debt agreements contain numerous covenants that limit our discretion with respect to certain business matters, including mergers or acquisitions, paying dividends, incurring additional debt, making capital expenditures or disposing of assets. These covenants may become more restrictive as a result of refinancing in the current environment. It is possible that, in connection with refinancing our 2006 Credit Facility, which is required by February 2010, the covenants relevant to these matters will be significantly more restrictive to our business.

If we are unable to refinance our 2006 Credit Facility on terms comparable to the 2006 Credit Facility, our overall liquidity position may be materially adversely affected.

We rely on our 2006 Credit Facility to finance our working capital requirements, portions of our used vehicle inventory, portions of our new vehicle inventory and for general corporate purposes. Our 2006 Credit Facility matures in February 2010. We cannot guarantee that a refinancing of the 2006 Credit Facility will provide the same or similar capacity, interest rates, restrictions and covenants as the current facility. Sonic Financial Corporation (“SFC”), an entity controlled by Mr. O. Bruton Smith, has pledged shares of Speedway Motorsports, Inc. common stock it owns to secure our 2006 Credit Facility. There is no assurance that SFC will be willing to pledge securities held by it to support a new credit facility. We may have no option other than to agree to terms that lower the capacity, increase interest rates and impose additional restrictions or covenants or are otherwise less favorable to us, which may affect future operations or corporate actions.

If we do not restructure or obtain additional financing to satisfy our substantial debt obligations, we may not be able to continue as a going concern or we may be unable to avoid filing for bankruptcy protection.

On May 7, 2009, we completed a restructuring of our 5.25% convertible senior subordinated notes that matured on May 7, 2009 (the “5.25% Convertible Notes”). In conjunction with this restructuring, we paid cash of approximately $15.7 million, issued $85.6 million in 6.00% Convertible Notes in two series (Series A and Series B) and issued 860,723 shares of Class A common stock to holders of our 5.25% Convertible Notes to satisfy in full our obligations under the 5.25% Convertible Notes. In addition, we executed an amendment to our 2006 Credit Facility with Bank of America, NA, as administrative agent, and a syndicate of commercial banks and commercial finance entities which, among other things, permanently removed the requirement for us to deliver to the administrative agent under the 2006 Credit Facility an opinion of our independent registered public accounting firm with respect to our fiscal year ended December 31, 2008 without any “going concern” or like qualification. The amendment to the 2006 Credit Facility and a description of the 6.00% Convertible Notes are discussed further in Note 6 of the notes to our financial statements filed in our Form 8-K furnished to the SEC on August 21, 2009. Also in conjunction with the restructuring, we sold, in a private placement primarily to certain of our officers, directors and management employees to fund a portion of the repayment of our 5.25% Convertible Notes, 487,796 shares of our Class A common stock at a price of $5.74 per share.

We continue to explore options related to our other debt obligations with the assistance of a financial advisor. This offering and the concurrent convertible notes offering are a part of our overall debt restructuring plan. We intend to use the proceeds from this and the concurrent convertible notes offering to repay all or a portion of the $160.0 million principal amount outstanding of our 4.25% Convertible Notes and the $85.6 million principal amount outstanding of our 6.00% Convertible Notes. If we are unable to fulfill these intentions, we will use any remaining net proceeds to repay borrowings under our 2006 Credit Facility. Although we intend to repay all of our outstanding 4.25% Convertible Notes, we do not have the right to redeem them at this time. Consequently, we cannot assure our investors that we will succeed in applying the net proceeds of this offering and the concurrent convertible notes offering exactly as we intend.

We may be required to repurchase all of our outstanding 4.25% Convertible Notes at the option of the holders thereof on November 30, 2010. We may also be required to repurchase all of our 6.00% Convertible Notes on August 25, 2010 if we do not repurchase or refinance substantially all of our 4.25% Convertible Notes by that time. In addition, our 2006 Credit Facility matures February 17, 2010, and we may not be able to refinance it on comparable terms. A reduction in the amount available under our working capital facility could have material adverse consequences on us. A default under one or more of our debt arrangements could cause cross defaults of other debt, lease facilities and operating agreements, any of which could have a material adverse effect on our business, financial condition, liquidity and operations and raise substantial doubt about our ability to continue as a going concern. If we are unable to repay, refinance or restructure these upcoming 2010 debt obligations, we may not be able to continue our operations, may be unable to avoid filing for bankruptcy protection and/or may have an involuntary bankruptcy case filed against us.

We may need to sell certain assets to raise additional capital in connection with refinancing and restructuring our 2010 obligations.

We may need to sell certain assets including dealerships and subsidiaries in order to satisfy our 2010 debt obligations. We may determine to sell profitable dealerships that we may otherwise want to retain. There are no assurances that we will be able to sell such assets on favorable terms, if at all. In addition, in the most recent amendment to the 2006 Credit Facility, we agreed that net proceeds from certain assets sales would be used to repay loans made under the 2006 Credit Facility. Also, certain of such proceeds will be used to repay our 6.00% Convertible Notes. The sale of profitable assets will reduce our profitability in future periods.

An acceleration of our obligation to repay all or a substantial portion of our outstanding indebtedness or lease obligations would have a material adverse effect on our business, financial condition or results of operations.

Our 2006 Credit Facility, the indentures governing our 8.625% Notes and 6.00% Convertible Notes and many of our facility operating leases contain numerous financial and operating covenants. A breach of any of these covenants could result in a default under the applicable agreement or indenture. If a default were to occur, we may be unable to adequately finance our operations and the value of our common stock would be materially adversely affected because of acceleration and cross default. In addition, a default under one agreement or indenture could result in a default and acceleration of our repayment obligations under the other agreements or indentures, including the indentures governing our outstanding 6.00% Convertible Notes, 4.25% Convertible Notes and the 8.625% Notes, under the cross default provisions in those agreements or indentures. If a cross default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on terms acceptable to us. As a result of this risk, we could be forced to take actions that we otherwise would not take, or not take actions that we otherwise might take, in order to comply with the covenants in these agreements and indentures.

Our ability to make interest and principal payments when due to holders of our debt securities depends upon our future performance.

Our ability to meet our debt obligations and other expenses will depend on our future performance, which will be affected by financial, business, domestic and foreign economic conditions, the regulatory environment and other factors, many of which we are unable to control. If our cash flow is not sufficient to service our debt as it becomes due, we may be required to refinance the debt, sell assets or sell shares of our stock on terms that we do not find attractive, if it can be done at all. Further, our failure to comply with the financial and other restrictive covenants relating to the 2006 Credit Facility and the indentures pertaining to our outstanding notes could result in a default under these agreements that would prevent us from borrowing under the 2006 Revolving Credit Sub-Facility, which could materially adversely affect our liquidity, business, financial condition and results of operations.

Our ability to make interest and principal payments when due to holders of our debt securities depends upon the receipt of sufficient funds from our subsidiaries.

Substantially all of our consolidated assets are held by our subsidiaries and substantially all of our consolidated cash flow and net income are generated by our subsidiaries. Accordingly, our cash flow and ability to service debt depends to a substantial degree on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us with cash. We may receive cash from our subsidiaries in the form of dividends, loans or otherwise. We may use this cash to service our debt obligations or for working capital. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to distribute cash to us or to make funds available to service debt. In addition, the ability of our subsidiaries to pay dividends or make loans to us are subject to contractual limitations under the floor plan facilities, minimum net capital and other requirements under manufacturer franchise agreements and laws of the state in which a subsidiary is organized and depend to a significant degree on the results of operations of our subsidiaries and other business considerations. In addition, if we sell a dealership subsidiary, our cash flows will decline and consequently, the sale of a significant portion of our dealership subsidiaries could have a material adverse effect on our cash flows.

We may require additional capital in the future, which may not be available on favorable terms, if at all. Such issuances may dilute the value of our Class A common stock and adversely affect the market price of our Class A common stock.

We may require additional capital in 2009 and/or 2010 to, among other things, (i) address the debt obligations discussed above which may become due in 2010; (ii) expand our business and increase revenues; (iii) add liquidity in response to continued negative economic conditions; and (iv) meet unexpected liquidity needs caused by industry volatility and/or uncertainty. To the extent that our existing capital and borrowing capabilities are insufficient to meet these requirements and cover any losses, we will need to raise additional funds through debt or equity financings, including offerings of our Class A common stock, securities convertible into our Class A common stock or rights to acquire our Class A common stock or curtail our growth and reduce our assets or restructure arrangements with existing security holders. Any equity or debt financing, or additional borrowings, if available at all, may be on terms that are not favorable to us. Equity financings like this offering or the concurrent convertible notes offering could result in dilution to our stockholders, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of our Class A common stock. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot raise funds on acceptable terms if and when needed, we may not be able to take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements. We may need to issue significant amounts of equity to the holders of our debt obligations, which may become due in 2010, in connection with any debt refinancing and restructuring.

If we raise funds through an equity offering and the market price of our Class A common stock is low at that time, we would need to issue a large amount of Class A common stock to raise a significant amount of cash, will decrease the ownership percentage of then current stockholders and may result in a decrease in the market price of our Class A common stock. Any large issuance may also result in a change in control of the Company which could result in a default under our debt instruments or make such debt instruments effectively due and payable.

If we are unable to consummate this offering or the concurrent convertible notes offering, we may have to seek alternative sources of financing on terms that may not be favorable to us, which could adversely affect our liquidity position.

We intend to use the net proceeds of this offering, together with the net proceeds of the concurrent convertible notes offering, to repay outstanding indebtedness, including all or a portion of the $160 million aggregate principal amount outstanding of our 4.25% Convertible Notes that mature on November 30, 2015, and the $85.6 million principal amount outstanding of our 6.00% Convertible Notes that mature on May 7, 2012. This offering and the concurrent convertible notes offering are not contingent on each other, and there can be no assurance made that either of such transactions will be completed. If we are unable to complete this offering or the concurrent convertible notes offering, we may not be able to repay our indebtedness as contemplated, if the aggregate net proceeds from such transactions do not sufficiently reduce the aggregate principal amount of our 4.25% Convertible Notes and 6.00% Convertible Notes or we are otherwise unable to apply the net proceeds as we intend, we will be required to use the proceeds of this offering or the concurrent convertible notes offering to repay borrowings under our 2006 Credit Facility. We may have to use cash on hand for our future financial needs, including payments to be made at the maturity of the 4.25% Convertible Notes and 6.00% Convertible Notes or on conversion of the notes, or seek alternative sources of financing on terms that may not be favorable to us, any of which may adversely affect our ability to invest in existing and new projects, fund our ongoing business activities, retire or service our outstanding debt or pay dividends. The alternative sources of financing may not be available to us.

We depend on the performance of sublessees to offset costs related to certain of our lease agreements.

In most cases when we sell a dealership franchise, the buyer of the franchise will sublease the dealership property from us, but we are not released from the underlying lease obligation to the primary landlord. We rely on the sublease income from the buyer to offset the expense incurred related to our obligation to pay the primary landlord. We also rely on the buyer to maintain the property in accordance with the terms of the sublease (which in most cases mirror the terms of the lease we have with the primary landlord). Although we assess the financial condition of a buyer at the time we sell the franchise, and seek to obtain guarantees of the buyer’s sublease obligation from the stockholders or affiliates of the buyer, the financial condition of the buyer and/or the sublease guarantors may deteriorate over time. In the event the buyer does not perform under the terms of the sublease agreement (due to the buyer’s financial condition or other factors), we may not be able to recover amounts owed to us under the terms of the sublease agreement or the related guarantees. Our operating results, financial condition and cash flows may be materially adversely affected if sublessees do not perform their obligations under the terms of the sublease agreements.

Our use of hedging transactions could limit our gains and result in financial losses.

To reduce our exposure to fluctuations in cash flow due to interest rate fluctuations, we have entered into, and in the future expect to enter into, derivative instruments (or hedging agreements). No hedging activity can completely insulate us from the risks associated with changes in interest rates. As of June 30, 2009 Sonic had interest rate swap agreements to effectively convert a portion of its LIBOR-based variable rate debt to a fixed rate. See “Derivative Instruments and Hedging Activities” under Note 1 to our consolidated financial statements included in our Current Report on Form 8-K furnished to the SEC on August 21, 2009. During the first half of 2009, we settled our $100 million notional, pay 5.002% and $100 million notional, pay 5.319% swaps with a payment to the counterparty of $16.5 million. We generally intend to hedge as much of the interest rate risk as management determines is in our best interests given the cost of such hedging transactions.

Our hedging transactions expose us to certain risks and financial losses, including, among other things:

•	counterparty credit risk;

•	available interest rate hedging may not correspond directly with the interest rate risk for which we seek protection;

•	the duration of the amount of the hedge may not match the duration or amount of the related liability;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•

the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair-value. Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.

A failure on our part to effectively hedge against interest rate changes may adversely affect our financial condition and results of operations.

Risks Related to Our Relationships with Vehicle Manufacturers

Our operations may be adversely affected if one or more of our manufacturer franchise agreements is terminated or not renewed.

In the second quarter of 2009, six of our General Motors dealerships, representing twelve franchises, including three Hummer franchises at multi-franchise dealerships, two Saab franchises at multi-franchise dealerships and one additional General Motors franchise at a multi-franchise dealership, received letters stating that the franchise agreements between General Motors and us will not be continued by General Motors on a long-term basis. The termination of these franchises will occur no earlier than January 1, 2010 and no later than October 31, 2010. For our remaining General Motors franchises, we executed “continuation agreements” which require, among other things, that existing franchise agreements will expire no later than October 31, 2010. Although we expect our franchises which executed “continuation agreements” to be renewed on or before October 31, 2010, we can give no assurances our franchises will be renewed by General Motors. As the operations at the affected franchises that will not be renewed wind down, we may be required to accelerate depreciation expenses and record impairment charges related to, but not limited to, lease obligations, fixed assets, franchise assets, accounts receivable and inventory.

In addition, in conjunction with Chrysler’s reorganization efforts in the second quarter of 2009, three franchise agreements associated with one of our dealership locations were terminated. Although the effect of these Chrysler terminations did not have a material impact on our operations, financial position or cash flows, we cannot guarantee future actions by Chrysler will not so adversely affect us.

Each of our dealerships operates under a franchise agreement with the applicable automobile manufacturer or distributor. Without a franchise agreement, we cannot obtain new vehicles from a manufacturer and may not be able to service vehicles under warranty. As a result, we are significantly dependent on our relationships with these manufacturers.

Manufacturers exercise a great degree of control over the operations of our dealerships through the franchise agreements. The franchise agreements govern, among other things, our ability to purchase vehicles from the manufacturer and to sell vehicles to customers. Each of our franchise agreements provides for termination or non-renewal for a variety of causes, including certain changes in the financial condition of the dealerships and any unapproved change of ownership or management. Manufacturers may also have a right of first refusal if we seek to sell dealerships.

Actions taken by manufacturers to exploit their superior bargaining position in negotiating the terms of franchise agreements or renewals of these agreements or otherwise could also have a material adverse effect on our results of operations, financial condition and cash flows. We cannot guarantee you that any of our existing franchise agreements will be renewed or that the terms and conditions of such renewals will be favorable to us.

Our sales volume and profit margin on each sale may be materially adversely affected if manufacturers discontinue or change their incentive programs.

Our dealerships depend on the manufacturers for certain sales incentives, warranties and other programs that are intended to promote and support dealership new vehicle sales. Manufacturers routinely modify their incentive programs in response to changing market conditions. Some of the key incentive programs include:

•	customer rebates or below market financing on new vehicles;

•	employee pricing;

•	dealer incentives on new vehicles;

•	manufacturer floor plan interest and advertising assistance;

•	warranties on new and used vehicles; and

•	sponsorship of used vehicle sales by authorized new vehicle dealers.

Manufacturers frequently offer incentives to potential customers. A reduction or discontinuation of a manufacturer’s incentive programs, or a delay in the payment thereunder, may materially adversely impact vehicle demand and affect our profitability. For example, in the fourth quarter of 2008, General Motors delayed payments related to certain incentive programs. In the event this delay was longer or of greater scale, the effect on our overall liquidity could have been material.

Our overall liquidity may be materially adversely affected by failures of or delays by manufacturers in remitting payments to us.

We rely on our manufacturing partners to pay amounts owed to us under customary business terms. These amounts owed to us would relate to, but are not limited to, warranty work performed, factory holdback or other manufacturer incentives. In the event manufacturers significantly delay or fail to make payments of amounts owed, our overall liquidity position could be materially and adversely affected.

Our sales volume may be materially adversely affected if manufacturer captives change their customer financing programs or are unable to provide floor plan financing.

One of the primary finance sources used by consumers in connection with the purchase of a new or used vehicle is the manufacturer captive finance companies. These captive finance companies rely, to a certain extent, on the public debt markets to provide the capital necessary to support their financing programs. In addition, the captive finance companies will occasionally change their loan underwriting criteria to alter the risk profile of their loan portfolio. A limitation or reduction of available consumer financing for these or other reasons could affect a consumer’s ability to purchase a vehicle, and thus, could have a material adverse effect on our sales volume. For example, for a period of time in the fourth quarter of 2008, GMAC stated they would not make loans to customers with FICO credit scores below 700. If this continues or if consumer credit is further restricted, the adverse effect on our overall liquidity could be material.

Our parts and service sales volume and profitability are dependent on manufacturer warranty programs.

Franchised automotive retailers perform service work and sell replacement parts on vehicles covered by warranties issued by the automotive manufacturer. Dealerships which perform work covered by a manufacturer warranty are reimbursed at rates established by the manufacturer. For the six-month period ended June 30, 2009, approximately 18.7% of our parts and service revenue was for work covered by manufacturer warranties. To the extent a manufacturer reduces the labor rates or markup of replacement parts for such warranty work, our fixed operations sales volume and profitability could be adversely affected.

We depend on manufacturers to supply us with sufficient numbers of popular and profitable new models.

Manufacturers typically allocate their vehicles among dealerships based on the sales history of each dealership. Supplies of popular new vehicles may be limited by the applicable manufacturer’s production capabilities. Popular new vehicles that are in limited supply typically produce the highest profit margins. We depend on manufacturers to provide us with a desirable mix of popular new vehicles. Our operating results may be materially adversely affected if we do not obtain a sufficient supply of these vehicles.

Adverse conditions affecting one or more key manufacturers may negatively impact our profitability.

On June 1, 2009, General Motors Corp. and certain of its subsidiaries (“General Motors”) filed for Chapter 11 bankruptcy protection. As of June 30, 2009, we operated 33 General Motors franchises (under the Cadillac, Chevrolet, Hummer, Saab, Buick and Saturn nameplates) at 26 physical dealerships. Six of our General Motors dealerships, representing twelve franchises, including three Hummer franchises at multi-franchise dealerships, two Saab franchises at multi-franchise dealerships and one additional General Motors franchise at a multi-franchise dealership received letters stating that the franchise agreements between General Motors and us will not be continued by General Motors on a long-term basis. Subject to bankruptcy approval, General Motors has offered assistance with winding down the operations of these franchises in exchange for our execution of termination agreements. We executed all of the termination agreements. Assistance expected to be received from General Motors totals $3.3 million, none of which was recorded as a receivable from General Motors as of June 30, 2009 due to the uncertainty of bankruptcy court approval and certain conditions required for the payments to occur had not yet been satisfied. The termination agreements provide for the following:

•	The termination of the franchise agreement no earlier than January 1, 2010 and no later than October 31, 2010;

•	The assignment and assumption of the franchise agreement by the purchaser of General Motors’ assets;

•	The payment of financial assistance to the franchisee in installments in connection with the orderly winding down of the franchise operations;

•	The waiver of any other termination assistance of any kind that may have been required under the franchise agreement;

•	The release of claims against General Motors or the purchaser of General Motors’ assets and their related parties;

•

The continuation of franchise operations pursuant to the franchise agreement, as supplemented by the termination agreement, through the effective date of termination of the franchise agreement, except that we shall not be entitled to order any new vehicles from General Motors or the purchaser of General Motors’ assets; and

•	A restriction on our ability to transfer the franchise agreement to another party.

For the remaining General Motors franchises we executed “continuation agreements” which require, among other things, that existing franchise agreements will expire no later than October 31, 2010. In consideration of the execution of the “continuation agreements” General Motors will recommend to the bankruptcy court the continuation or assumption of our existing franchise agreements, as amended by the “continuation agreements.” We cannot be assured that General Motors will renew our franchise agreements when they expire on October 31, 2010.

With the exception of product liability indemnifications, amounts owed to us through incentive programs, amounts currently owed to our franchises under their open accounts with General Motors and warranty claims occurring within 90 days prior to June 1, 2009, all amounts owed to us from General Motors were extinguished as a result of the execution of the termination and continuation agreements. A motion was made by General Motors to the bankruptcy court and the motion was granted by the bankruptcy court allowing General Motors to pay the claims noted above. As a result, we received payments related to all pre-bankruptcy claims.

As our operations at the affected franchises that will not be renewed wind down, we may be required to accelerate depreciation expenses and record impairment charges related to, but not limited to, lease obligations, fixed assets, franchise assets, accounts receivable and inventory. These charges could have a material adverse impact on our results, financial position and cash flows.

On June 2, 2009, General Motors announced that Chinese equipment manufacturer Sichuan Tengzhong Heavy Industrial Machinery Co. (“STHIMC”) will buy its Hummer brand. As of June 30, 2009, we operated three Hummer franchises at three dealership locations. It is uncertain whether STHIMC will continue supporting the Hummer brand or whether STHIMC’s ownership of the Hummer brand will have a positive or negative impact on our Hummer franchises’ operations.

On June 5, 2009, General Motors announced that Penske Automotive Group (PAG), will buy its Saturn brand. As of June 5, 2009, we operated one Saturn franchise at one dealership location. It is uncertain whether PAG will continue supporting the Saturn brand or whether PAG’s ownership of the Saturn brand will have a positive or negative impact on our Saturn franchise’s operations.

On April 30, 2009, Chrysler LLC filed for bankruptcy protection and submitted a plan of reorganization. On June 10, 2009, Fiat SpA purchased a substantial portion of Chrysler’s assets which include rights related to our franchise agreements. As of June 30, 2009, we owned six Chrysler franchises at two dealership locations. It is uncertain whether Fiat will continue supporting the Chrysler brand or whether Fiat’s ownership of the Chrysler brand will have a positive or negative impact on our Chrysler franchises’ operations.

At June 30, 2009 we had the following balances recorded related to domestic manufacturers:

June 30, 2009
(in millions)
General Motors
New Vehicle Inventory	$100.1
Parts Inventory	10.7
Factory Receivables	6.0
Property and Equipment, net	21.0
Franchise Assets	16.7
Ford (including Volvo)
New Vehicle Inventory	55.8
Parts Inventory	3.9
Factory Receivables	3.4
Property and Equipment, net	9.3
Franchise Assets	2.2
Chrysler
New Vehicle Inventory	7.9
Parts Inventory	1.2
Factory Receivables	0.1
Property and Equipment, net	1.5
Franchise Assets	—

The manner in which these manufactures maintain relations with their franchisees may change as a result of the bankruptcy filings and subsequent emergence from bankruptcy. We can give no assurances that future practices of these manufactures will be consistent with the way they have historically operated.

Manufacturer stock ownership restrictions may impair our ability to maintain or renew franchise agreements or issue additional equity.

Some of our franchise agreements prohibit transfers of any ownership interests of a dealership and, in some cases, its parent, without prior approval of the applicable manufacturer. A number of manufacturers impose restrictions on the transferability of our Class A common stock and our ability to maintain franchises if a person acquires a significant percentage of the voting power of our common stock. Our existing franchise agreements could be terminated if a person or entity acquires a substantial ownership interest in us or acquires voting power above certain levels without the applicable manufacturer’s approval. Violations of these levels by an investor are generally outside of our control and may result in the termination or non-renewal of existing franchise agreements or impair our ability to negotiate new franchise agreements for dealerships we acquire in the future. In addition, if we cannot obtain any requisite approvals on a timely basis, we may not be able to issue additional equity or otherwise raise capital on terms acceptable to us. These restrictions may also prevent or deter a prospective acquirer from acquiring control of us. This could adversely affect the market price of our Class A common stock and also may limit our ability to restructure our debt obligations.

The current holders of our Class B common stock maintain voting control over us. However, we are unable to prevent our stockholders from transferring shares of our common stock, including transfers by holders of the Class B common stock. If such transfer results in a change in control, it could result in the termination or non-renewal of one or more of our existing franchise agreements, the triggering of provisions in our agreements with certain manufacturers requiring us to sell our dealerships franchised with such manufacturers and/or a default under our credit arrangements.

Our dealers depend upon vehicle sales and, therefore, their success depends in large part upon customer demand for the particular vehicles they carry.

The success of our dealerships depends in large part on the overall success of the vehicle lines they carry. New vehicle sales generate the majority of our total revenue and lead to sales of higher-margin products and services such as finance, insurance, vehicle protection products and other aftermarket products, and parts and service operations. Although we have sought to limit our dependence on any one vehicle brand and our parts and service operations and used vehicle sales may serve to offset some of this risk, we have focused our new vehicle sales operations in mid-line import and luxury brands.

Our failure to meet a manufacturer’s customer satisfaction, financial and sales performance and facility requirements may adversely affect our ability to acquire new dealerships and our profitability.

Many manufacturers attempt to measure customers’ satisfaction with their sales and warranty service experiences through manufacturer-determined customer satisfaction index (“CSI”) scores. The components of CSI vary from manufacturer to manufacturer and are modified periodically. Franchise agreements also may impose financial and sales performance standards. Under our agreements with certain manufacturers, a dealership’s CSI scores, sales and financial performance may be considered a factor in evaluating applications for additional dealership acquisitions. From time to time, some of our dealerships have had difficulty meeting various manufacturers’ CSI requirements or performance standards. We cannot assure you that our dealerships will be able to comply with these requirements in the future. A manufacturer may refuse to consent to an acquisition of one of its franchises if it determines our dealerships do not comply with its CSI requirements or performance standards, which could impair the execution of our acquisition strategy. In addition, we receive incentive payments from the manufacturers based, in part, on CSI scores, which could be materially adversely affected if our CSI scores decline.

In addition, a manufacturer may condition its allotment of vehicles, participation in bonus programs, or acquisition of additional franchises upon our compliance with its facility standards. This may put us in a competitive disadvantage with other competing dealerships and may ultimately result in our decision to sell a franchise when we believe it may be difficult to recover the cost of the required investment to reach the manufacturer’s facility standards.

If state dealer laws are repealed or weakened, our dealerships will be more susceptible to termination, non-renewal or renegotiation of their franchise agreements.

State dealer laws generally provide that a manufacturer may not terminate or refuse to renew a franchise agreement unless it has first provided the dealer with written notice setting forth good cause and stating the grounds for termination or nonrenewal. Some state dealer laws allow dealers to file protests or petitions or attempt to comply with the manufacturer’s criteria within the notice period to avoid the termination or nonrenewal. Though unsuccessful to date, manufacturers’ lobbying efforts may lead to the repeal or revision of state dealer laws. If dealer laws are repealed in the states in which we operate, manufacturers may be able to terminate our franchises without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of state dealer laws, it may also be more difficult for our dealers to renew their franchise agreements upon expiration.

In addition, these laws restrict the ability of automobile manufacturers to directly enter the retail market in the future. However, the ability of a manufacturer to grant additional franchises is based on several factors which are not within our control. If manufacturers grant new franchises in areas near or within our existing markets, this could significantly impact our revenues and/or profitability. Further, if manufacturers obtain the ability to directly retail vehicles and do so in our markets, such competition could have a material adverse effect on us.

Risks Related to Our Ability to Implement any Acquisition Strategy

Pursuant to the terms of the most recent amendment to the 2006 Credit Facility, our ability to make acquisitions is restricted.

Pursuant to the most recent amendment to the 2006 Credit Facility, we are prohibited from making acquisitions. This restriction will continue until we either further amend or refinance the 2006 Credit Facility. We may be forced to sell dealerships in connection with such an amendment or restructuring. Without the ability to make acquisitions, our growth strategy will be limited. In addition, due to these restrictions, we may forfeit the opportunity to acquire profitable dealerships at attractive valuations and may forfeit the opportunity for additional franchise awards from manufacturers.

We may not be able to capitalize on acquisition opportunities because our ability to obtain capital to fund these acquisitions is limited.

We intend to finance any acquisitions we may be able to enter into in the future with cash generated from operations, through issuances of our stock or debt securities and through borrowings under credit arrangements. We may not be able to obtain additional financing by issuing stock or debt securities due to the market price of our Class A common stock, overall market conditions or the need for manufacturer consent to the issuance of equity securities. Using cash to complete acquisitions could substantially limit our operating or financial flexibility.

In addition, we are dependent to a significant extent on our ability to finance our new vehicle inventory with “floor plan financing.” Floor plan financing arrangements allow us to borrow money to buy a particular vehicle from the manufacturer and pay off the loan when we sell that particular vehicle. We must obtain new floor plan financing or obtain consents to assume existing floor plan financing in connection with our acquisition of dealerships.

Substantially all the assets of our dealerships are pledged to secure the indebtedness under the 2006 Credit Facility and our separate floor plan indebtedness with lenders, including the captive finance subsidiaries of BMW, Chrysler, Ford, General Motors and Mercedes. In addition, in connection with the issuance of the 6.00% Convertible Notes, a second lien was granted on those assets pledged under the 2006 Credit Facility in favor of the 6.00% Convertible Notes holders. These pledges may impede our ability to borrow from other sources. Moreover, because the identified manufacturer captive finance subsidiaries are either owned or affiliated with BMW, Mercedes, Chrysler, Ford, General Motors, Nissan and Toyota, respectively, any deterioration of our relationship with the particular captive finance subsidiary could adversely affect our relationship with the affiliated manufacturer, and vice-versa.

Manufacturers’ restrictions on acquisitions could limit our future growth.

Although we have currently suspended our plans to grow our business through acquisitions, we intend to grow through acquisitions in the future. We are required to obtain the approval of the applicable manufacturer before we can acquire an additional dealership franchise of that manufacturer. In determining whether to approve an acquisition, manufacturers may consider many factors such as our financial condition and CSI scores. Obtaining manufacturer approval of acquisitions also takes a significant amount of time, typically three to five months. We cannot assure you that manufacturers will approve future acquisitions or do so on a timely basis, which could impair the execution of our acquisition strategy.

Certain manufacturers also limit the number of its dealerships that we may own, our national market share of that manufacturer’s products or the number of dealerships we may own in a particular geographic area. In addition, under an applicable franchise agreement or under state law, a manufacturer may have a right of first refusal to acquire a dealership that we seek to acquire.

A manufacturer may condition approval of an acquisition on the implementation of material changes in our operations or extraordinary corporate transactions, facilities improvements or other capital expenditures. If we are unable or unwilling to comply with these conditions, we may be required to sell the assets of that manufacturer’s dealerships or terminate our franchise agreement.

Failure to effectively integrate acquired dealerships with our existing operations could adversely affect our future operating results.

Our future operating results depend on our ability to integrate the operations of recently acquired dealerships, as well as dealerships we acquire in the future, with our existing operations. In particular, we need to integrate our management information systems, procedures and organizational structures, which can be difficult. Our growth strategy has focused on the pursuit of strategic acquisitions that either expand or complement our business.

We cannot assure you that we will effectively and profitably integrate the operations of these dealerships without substantial costs, delays or operational or financial problems, due to:

•	the difficulties of managing operations located in geographic areas where we have not previously operated;

•	the management time and attention required to integrate and manage newly acquired dealerships;

•	the difficulties of assimilating and retaining employees;

•	the challenges of keeping customers; and

•	the challenge of retaining or attracting appropriate dealership management personnel.

These factors could have a material adverse effect on our financial condition and results of operations.

We may not adequately anticipate all of the demands that growth through acquisitions will impose.

In pursuing any future strategy of acquiring other dealerships, we will face risks commonly encountered with growth through acquisitions. These risks include, but are not limited to:

•	incurring significantly higher capital expenditures and operating expenses;

•	failing to assimilate the operations and personnel of acquired dealerships;

•	entering new markets with which we are unfamiliar;

•	potential undiscovered liabilities and operational difficulties at acquired dealerships;

•	disrupting our ongoing business;

•	diverting our management resources;

•	failing to maintain uniform standards, controls and policies;

•	impairing relationships with employees, manufacturers and customers as a result of changes in management;

•	increased expenses for accounting and computer systems, as well as integration difficulties;

•	failure to obtain a manufacturer’s consent to the acquisition of one or more of its dealership franchises or renew the franchise agreement on terms acceptable to us; and

•	incorrectly valuing entities to be acquired.

We may not adequately anticipate all of the demands that growth will impose on our systems, procedures and structures.

We may not be able to reinstitute our acquisition strategy without the costs of future acquisitions escalating.

We have grown our business primarily through acquisitions. We may not be able to consummate any future acquisitions at acceptable prices and terms or identify suitable candidates. In addition, increased competition in the future for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. The magnitude, timing, pricing and nature of future acquisitions will depend upon various factors, including:

•	the availability of suitable acquisition candidates;

•	competition with other dealer groups for suitable acquisitions;

•	the negotiation of acceptable terms with the seller and with the manufacturer;

•	our financial capabilities and ability to obtain financing on acceptable terms;

•	our stock price; and

•	the availability of skilled employees to manage the acquired companies.

We may not be able to determine the actual financial condition of dealerships we acquire until after we complete the acquisition and take control of the dealerships.

The operating and financial condition of acquired businesses cannot be determined accurately until we assume control. Although we conduct what we believe to be a prudent level of investigation regarding the operating and financial condition of the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual operating condition of these businesses. Similarly, many of the dealerships we acquire, including some of our largest acquisitions, do not have financial statements audited or prepared in accordance with generally accepted accounting principles. We may not have an accurate understanding of the historical financial condition and performance of our acquired entities. Until we actually assume control of business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations.

Although O. Bruton Smith, our chairman and chief executive officer, and his affiliates have previously assisted us with obtaining financing, we cannot assure you that he or they will be willing or able to do so in the future.

Our obligations under the 2006 Credit Facility are secured with a pledge of five million shares of Speedway Motorsports, Inc. common stock, a publicly traded owner and operator of automobile racing facilities. These shares of Speedway Motorsports, Inc. common stock are owned by SFC. As of June 30, 2009, the $216.6 million borrowing limit of our 2006 Revolving Credit Sub-Facility is subject to a borrowing base calculation that is based, in part, on the value of the Speedway Motorsports shares pledged by SFC. Consequently, a withdrawal of this pledge by SFC or a significant decrease in the value of Speedway Motorsports common stock could reduce the amount we can borrow under the 2006 Revolving Credit Sub-Facility or our ability to refinance our 2006 Revolving Credit Facility.

In the past, Mr. Smith has also guaranteed additional indebtedness incurred to complete certain dealership acquisitions. Mr. Smith may not be willing or able to provide similar guarantees or credit support in the future. This could impair our ability to obtain acquisition financing on favorable terms.

Risks Related to the Automotive Retail Industry

Increasing competition among automotive retailers reduces our profit margins on vehicle sales and related businesses. Further, the use of the Internet in the car purchasing process could materially adversely affect us.

Automobile retailing is a highly competitive business. Our competitors include publicly and privately owned dealerships, some of which are larger and have greater financial and marketing resources than we do. Many of our competitors sell the same or similar makes of new and used vehicles that we offer in our markets at competitive prices. We do not have any cost advantage in purchasing new vehicles from manufacturers due to economies of scale or otherwise. In addition, the popularity of short-term vehicle leasing in the past few years has resulted, as these leases expire, in a large increase in the number of late model used vehicles available in the market, which puts added pressure on new and used vehicle margins. We typically rely on advertising, merchandising, sales expertise, service reputation and dealership location to sell new vehicles. Our revenues and profitability could be materially adversely affected if manufacturers decide to enter the retail market directly.

Our finance, insurance and other aftermarket products (“F&I”) business and other related businesses, which have higher margins than sales of new and used vehicles, are subject to strong competition from various financial institutions and other third parties.

The Internet has become a significant part of the sales process in our industry. Customers are using the Internet to compare pricing for cars and related F&I services, which may further reduce margins for new and used cars and profits for related F&I services. If Internet new vehicle sales are allowed to be conducted without the involvement of franchised dealers, our business could be materially adversely affected. In addition, other franchise groups have aligned themselves with services offered on the Internet or are investing heavily in the development of their own Internet capabilities, which could materially adversely affect our business.

Our franchise agreements do not grant us the exclusive right to sell a manufacturer’s product within a given geographic area. Our revenues or profitability could be materially adversely affected if any of our manufacturers award franchises to others in the same markets where we operate or if existing franchised dealers increase their market share in our markets.

We may face increasingly significant competition as we strive to gain market share through acquisitions or otherwise. Our operating margins may decline over time as we expand into markets where we do not have a leading position.

Our business will be harmed if overall consumer demand continues to suffer from a severe or sustained downturn.

Our business is heavily dependent on consumer demand and preferences. Our revenues have been materially and adversely affected by the recent downturn in overall levels of consumer spending. We expect this downturn to continue through at least 2010. Retail vehicle sales are cyclical and historically have experienced periodic downturns characterized by oversupply and weak demand. These cycles are often dependent on general economic conditions and consumer confidence, as well as the level of discretionary personal income and credit availability. Economic conditions may have a material adverse effect on our retail business, particularly sales of new and used automobiles.

In addition, severe or sustained increases in gasoline prices have in the past and may in the future lead to a reduction in automobile purchases or a shift in buying patterns from luxury and sport utility vehicle models (which typically provide high margins to retailers) to smaller, more economical vehicles (which typically have lower margins).

A decline of available financing in the lending market has, and may continue to, adversely affect our vehicle sales volume.

A significant portion of vehicle buyers, particularly in the used car market, finance their purchases of automobiles. Sub-prime lenders have historically provided financing for consumers who, for a variety of reasons including poor credit histories and lack of down payment, do not have access to more traditional finance sources. In the event lenders further tighten their credit standards or there is a further decline in the availability of credit in the lending market, the ability of these consumers to purchase vehicles could be limited which could have a material adverse effect on our business, revenues and cash flow from operations.

Our business may be adversely affected by import product restrictions and foreign trade risks that may impair our ability to sell foreign vehicles profitably.

A significant portion of our new vehicle business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, our operations are subject to customary risks of importing merchandise, including fluctuations in the relative values of currencies, import duties, exchange controls, trade restrictions, work stoppages and general political and socio-economic conditions in other countries. The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs, which may affect our operations and our ability to purchase imported vehicles and/or parts at reasonable prices.

The seasonality of our business magnifies the importance of second and third quarter operating results.

Our business is subject to seasonal variations in revenues. In our experience, demand for automobiles is generally lower during the first and fourth quarters of each year. We therefore receive a disproportionate amount of revenues generally in the second and third quarters and expect our revenues and operating results to be generally lower in the first and fourth quarters. Consequently, if conditions surface during the second and third quarters that impair vehicle sales, such as higher fuel costs, depressed economic conditions or similar adverse conditions, our revenues for the full year could be materially adversely affected.

CONCURRENT OFFERING OF CONVERTIBLE NOTES

Concurrent with this offering, we are offering $125 million principal amount of our convertible senior notes due 2029 (“2029 notes”) (or a total of $143.75 million principal amount of our 2029 notes if the underwriters exercise their option to purchase additional notes with respect to that offering in full) in an underwritten public offering pursuant to a separate prospectus supplement.

We expect to raise total net proceeds of approximately $216.5 million from both this offering (based upon the last reported sale price of our Class A common stock on the New York Stock Exchange on September 11, 2009 of $11.16) and the concurrent convertible notes offering, in each case after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming no exercise of the underwriters’ options to purchase additional securities with respect to either offering. However, amounts sold in each offering may increase or decrease based on market conditions relating to the particular securities. See “Use of Proceeds.”

This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the convertible notes offered in the concurrent convertible notes offering. This offering is not contingent upon the concurrent convertible notes offering being completed, and the concurrent convertible notes offering is not contingent upon this offering being completed. We cannot assure you that we will complete the concurrent convertible notes offering.

USE OF PROCEEDS

We estimate the net proceeds from this offering and the concurrent convertible notes offering, after deducting estimated offering expenses and the underwriters’ discounts and commissions, will be approximately $95.5 million (based upon the last reported sale price of our Class A common stock on the New York Stock Exchange on September 11, 2009) and $121.0 million, respectively. We intend to use the net proceeds to repay outstanding indebtedness, including all or a portion of the $160 million aggregate principal amount outstanding of our 4.25% Convertible Notes that mature on November 30, 2015, and the $85.6 million principal amount outstanding of our 6.00% Convertible Notes that mature on May 15, 2012 and were issued on May 7, 2009 in private placements to replace our 5.25% Convertible Senior Subordinated Notes due 2009. Pursuant to the terms of our 2006 Credit Facility, we are required to use any proceeds from the offerings that we are not able to use to repay the 4.25% Convertible Notes and 6.00% Convertible Notes to repay borrowings under our 2006 Credit Facility that matures on February 17, 2010 (including amounts outstanding under our Revolving Credit Sub-Facility, the used vehicle floor plan sub-facility and the new vehicle floor plan sub-facility thereunder, which were approximately $35.0 million, $93.5 million and $250.7 million, respectively, on September 10, 2009). These facilities bear interest at 30-day LIBOR plus 3.50% for the Revolving Credit Sub-Facility, 30-day LIBOR plus 2.00% for the used vehicle floor plan sub-facility and 30-day LIBOR plus 1.75% for the new vehicle floor plan sub-facility. Any proceeds that remain after the repayment, repurchase or redemption of debt would be used for general corporate purposes, including working capital.

Although we intend to repay all of our outstanding 4.25% Convertible Notes, we do not have the right to redeem them at this time. In addition, in order to redeem our 6.00% Convertible Notes, we will be required to follow the 30-day notice and redemption procedures set forth in the related indenture. Because of these limitations, we will be required to undertake certain actions in order to repay this outstanding indebtedness and will not, as a result, be able to immediately apply the net proceeds to repay our outstanding indebtedness. However, we intend to do so as soon as practicable before the end of the fiscal year. During the period of time from the issuance of the shares in this offering and the convertible notes in the concurrent convertible notes offering until we are able to apply the net proceeds to repay outstanding indebtedness, the convertible notes and our other indebtedness will remain outstanding and the net proceeds of this offering and the concurrent convertible notes offering will be held by U.S. Bank National Association, the trustee under our indentures, pursuant to an escrow securities account agreement.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2009:

•	on an actual basis;

•

as adjusted to give effect to the issuance and sale of 9 million shares of our Class A common stock at a public price of $11.16 per share (based upon the last reported sale price of our Class A common stock on September 11, 2009) and the application of the net proceeds therefrom, after deducting the estimated underwriting discount and offering expenses, to redeem or repay a portion of our 4.25% Convertible Notes and a portion of our 6.00% Convertible Notes; and

•

as further adjusted to give effect to the sale of $125 million aggregate principal amount of notes in the concurrent convertible notes offering and application of the net proceeds therefrom, after deducting the estimated underwriting discount and offering expenses, to redeem or repay all of our 4.25% Convertible Notes and a portion of our 6.00% Convertible Notes.

This allocation of the use of net proceeds is illustrative of our intent with respect to the net proceeds from this and our concurrent convertible note offering. Neither of the offerings is contingent upon the closing of the other and we may not be able to use the net proceeds as we intend. See “Use of Proceeds.” This table should be read in conjunction with the unaudited consolidated financial statements (including the notes thereto) incorporated by reference into this prospectus supplement.

	June 30, 2009
	Actual		Adjusted for Class A common stock offering		Adjusted for Class A common stock offering and concurrent sale of the notes
	(in thousands)
Cash	$5,163		$5,163		$5,163

Long-term debt, including current maturities(1):
2006 Revolving Credit Sub-Facility(2)	80,010		80,010		80,010
4.25% Convertible Senior Subordinated Notes due 2015(3)	150,616		113,945		—
6.00% Senior Secured Convertible Notes due 2012(4)	87,054		29,568		29,568
8.625% Senior Subordinated Notes due 2013(5)	273,280		273,280		273,280
Notes offered hereby(6)	—		—		125,000
Debt discount of notes offered concurrently herewith(6)	—		—		(37,851)
Mortgage Notes Payable(7)	112,553		112,553		112,553
Other notes payable	28,167		28,167		28,167

Total long-term debt	731,680		637,523		610,727
Total stockholders’ equity	220,539	(8)	315,233	(9)	331,310	(9)

Total capitalization	$952,219		$952,756		$942,037

(1)	Excludes $834.3 million of short-term floor plan notes payable.
(2)	As of June 30, 2009, we had approximately $48.9 million of availability under the 2006 Revolving Credit Sub-Facility based on a borrowing base calculated of the basis of receivables, inventory and equipment and a pledge of certain additional collateral by an affiliate of ours and subject to satisfaction of conditions for future advances. As of September 11, 2009, we had $35.0 million outstanding and $95.7 million of availability under the 2006 Revolving Credit Sub-Facility.
(3)	Actual amount includes principal of $160.0 million and unamortized discount of ($9.4) million. As adjusted for the Class A common stock only, the amount includes principal of $121.0 million and unamortized discount of ($7.1) million.
(4)	Actual amount includes principal of $85.6 million and unamortized discount and a derivative liability adjustment totaling $1.4 million at June 30, 2009. As adjusted for the Class A common stock offering only, the amount includes principal of $121.0 million and unamortized discount of ($7.1) million. Class A common stock offering and concurrent sale of notes amount includes principal of $29.1 million and unamortized discount of ($0.5) million.
(5)	Actual amount includes principal of $275.0 million and unamortized discount of ($1.7) million.
(6)	Convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and equity component such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal value over the expected term of the debt. The allocation of proceeds between the debt and equity components have been estimated and are subject to change based upon the completion of our analysis of non-convertible debt interest rates. As a result of this allocation and debt discount to the underwriters, the total debt discount is $37.9 million.
(7)	Actual amount includes principal of $25.3 million and unamortized premium of $2.9 million.

(8)	Includes as of June 30, 2009 Class A common stock, $.01 par value, 100,000,000 shares authorized, 44,375,835 shares issued and 29,754,439 shares outstanding; Class B common stock, $.01 par value, 30,000,000 shares authorized, 12,029,375 shares issued and outstanding; and preferred stock, $.10 par value, 3,000,000 shares authorized, no shares issued and outstanding.
(9)	Reflects adjustments for the write-off, net of taxes, of net original issuance discount and derivative liability adjustment, if any, related to the 4.25% Convertible Notes and the 6.00% Convertible Notes assumed redeemed or repaid in this capitalization table. As noted in footnote (6) above, proceeds of the convertible debt offering are allocated between debt and equity. The equity component of $20.3 million is net of taxes and included above in stockholders’ equity.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our Class A common stock is listed on the New York Stock Exchange under the symbol “SAH.” The following table sets forth the high and low closing sales prices for our Class A common stock for each calendar quarter during the periods indicated.

	Price Range of Class A Common Stock		Dividend Paid
	High	Low	Per Share
Fiscal year ended December 31, 2009
First Quarter	$4.16	$0.95	$0.00
Second Quarter	11.03	1.06	0.00
Third Quarter (through September 11, 2009)	14.77	8.35	0.00

Fiscal year ended December 31, 2008
First Quarter	$21.29	$16.45	$0.12
Second Quarter	21.58	12.89	0.12
Third Quarter	12.84	8.39	0.12
Fourth Quarter	7.99	1.52	0.12

Fiscal year ended December 31, 2007
First Quarter	$32.86	$28.04	$0.12
Second Quarter	31.82	28.36	0.12
Third Quarter	30.26	23.94	0.12
Fourth Quarter	25.57	19.36	0.12

DIVIDEND POLICY

The payment of any future dividend on our common stock is subject to the business judgment of our Board of Directors, taking into consideration our historic and projected results of operations, financial condition, cash flows, capital requirements, covenant compliance, share repurchases, current economic environment and other factors considered relevant. As of the date of this prospectus, the payment of dividends is expressly prohibited by our 2006 Credit Facility and restricted by the terms of the indenture governing our 6.00% Convertible Notes.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of (a) 100,000,000 shares of Class A common stock, $.01 par value, (b) 30,000,000 shares of Class B common stock, $.01 par value and (c) 3,000,000 shares of preferred stock, $.10 par value. As of September 11, 2009, we had 29,749,558 outstanding shares of Class A common stock, 12,029,375 outstanding shares of Class B common stock and no outstanding shares of preferred stock.

We have summarized certain of the material provisions of our Class A and Class B common stock below. We urge you to read our Amended and Restated Certificate of Incorporation (which was filed as an exhibit to our Registration Statement on Form S-l (File No. 333-33295)), our Certificate of Amendment to our Amended and Restated Certificate of Incorporation (which is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999) and Amended and Restated Bylaws of Sonic (as amended February 9, 2006) (which was filed as an exhibit to our Current Report on Form 8-K filed February 13, 2006) for a detailed description of the provisions thereof summarized below.

Common Stock

Sonic’s Class A common stock and Class B common stock are equal in all respects except for voting rights, conversion rights of the Class B common stock and as required by law, as discussed more fully below.

Voting Rights; Conversion of Class B Common Stock to Class A Common Stock

The voting powers, preferences and relative rights of the Class A common stock and the Class B common stock are subject to the following provisions. Holders of Class A common stock have one vote per share on all matters submitted to a vote of the stockholders of Sonic. Holders of Class B common stock are entitled to 10 votes per share except as described below. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by Delaware law. There is no cumulative voting with respect to the election of directors.

In the event any shares of Class B common stock held by a member of the Smith Group (as defined below) are transferred outside of the Smith Group, such shares will automatically be converted into shares of Class A common stock. In addition, if the total number of shares of common stock held by members of the Smith Group is less than 15% of the total number of shares of common stock outstanding, all of the outstanding shares of Class B common stock automatically will be reclassified as Class A common stock. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A common stock must be identical to that received by holders of Class B common stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between our classes of common stock.

Notwithstanding the foregoing, the holders of Class A common stock and Class B common stock vote as a single class, with each share of each class entitled to one vote per share, with respect to any transaction proposed or approved by the board of directors of Sonic or proposed by or on behalf of holders of the Class B common stock or as to which any member of the Smith Group or any affiliate thereof has a material financial interest other than as a then existing stockholder of Sonic constituting a

•	“going private” transaction;

•	sale or other disposition of all or substantially all of Sonic’s assets; or

•

sale or transfer that would cause the nature of Sonic’s business to be no longer primarily oriented toward automobile dealership operations and related activities, or merger or consolidation of Sonic in which the holders of the common stock will own less than 50% of the common stock following such transaction.

A “going private” transaction is defined as any “Rule l3e-3 Transaction,” as such term is defined in Rule l3e-3 promulgated under the Securities Exchange Act of 1934. An “affiliate” is defined as (a) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with any member of the Smith Group, (b) any corporation or organization (other than Sonic or a majority-owned subsidiary of Sonic) of which any member of the Smith Group is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which any member of the Smith Group has a substantial beneficial interest, (c) a voting trust or similar arrangement pursuant to which any member of the Smith Group generally controls the vote of the shares of common stock held by or subject to such trust or arrangement, (d) any other trust or estate in which any member of the Smith Group has a substantial beneficial interest or as to which any member of the Smith Group serves as trustee or in a similar fiduciary capacity or (e) any relative or spouse of any member of the Smith Group or any relative of such spouse, who has the same residence as any member of the Smith Group.

As used in this prospectus, the term the “Smith Group” consists of the following persons:

•	Mr. O. Bruton Smith and his guardian, conservator, committee, or attorney-in-fact;

•	William S. Egan and his guardian, conservator, committee, or attorney-in-fact;

•	each lineal descendant of Messrs. Smith and Egan (a “Descendant”) and their respective guardians, conservators, committees or attorneys-in-fact; and

•	each “Family Controlled Entity.”

The term “Family Controlled Entity” means (a) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. Smith, Mr. Egan and/or Descendants; (b) any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group; (c) any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; and (d) any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group.

Under Sonic’s charter and Delaware law, the holders of Class A common stock and/or Class B common stock are each entitled to vote as a separate class, as applicable, with respect to any amendment to Sonic’s Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.

Dividends

Holders of the Class A common stock and the Class B common stock are entitled to receive ratably such dividends, if any, as are declared by our Board of Directors out of funds legally available for that purpose. An additional requirement is that dividends paid in shares of Class A common stock shall be paid only to holders of Class A common stock, and dividends paid in shares of Class B common stock shall be paid only to holders of Class B common stock. Sonic’s charter provides that if there is any dividend, subdivision, combination or reclassification of either class of common stock, a proportionate dividend, subdivision, combination or reclassification of the other class of common stock must be made at the same time.

Other rights

Stockholders of Sonic have no preemptive or other rights to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of Sonic, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets available for distribution to holders of common stock after payment in full of creditors. No shares of any class of common stock are subject to a redemption or a sinking fund.

Delaware Law, Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and of Sonic’s charter and bylaws, summarized in the following paragraphs, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

Delaware Antitakeover Law.    Sonic is subject to the applicable provisions of the Delaware General Corporation Law, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” and certain other transaction with an “interested stockholder” for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (a) prior to such date, the Board of Directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder; or (b) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (c) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Sonic to date has not made this election.

Special Meetings of Stockholders.    Sonic’s bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of Sonic’s Board of Directors. Sonic’s bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the powers of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.

Advance Notice Requirements for Stockholders Proposals and Director Nominations.    Sonic’s bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive office of Sonic, (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and, (b) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Our bylaws also specify certain requirements for a stockholder’s notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

Conflict of Interest Procedures.    Sonic’s charter contains provisions providing that transactions between Sonic and its affiliates must be no less favorable to Sonic than would be available in transactions involving arms’ length dealing with unrelated third parties. Moreover, any such transaction involving aggregate payments in excess of $500,000 must be approved by a majority of Sonic’s directors and a majority of Sonic’s independent directors. Otherwise, Sonic must obtain an opinion as to the financial fairness of the transactions to be issued by an investment banking or appraisal firm of national standing.

Limitation of Liability of Officers and Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers’ and directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

Our certificate of incorporation limits the liability of our officers and directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer’s or director’s fiduciary duty in such capacity, except for liability

•	for any breach of the officer’s or director’s duty of loyalty to us or our stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	for any transaction from which the officer or director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited us and our stockholders.

Both our certificate of incorporation and bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Sonic pursuant to the foregoing provisions, Sonic has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income and estate tax consequences relating to the purchase, ownership and disposition of our Class A common stock by non-United States holders, as defined below, that hold such shares as capital assets. This summary is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), regulations promulgated thereunder and administrative and judicial rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income and estate taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” broker-dealers, former U.S. citizens or long-term residents, insurance companies, persons that hold our Class A common stock as part of a hedge, straddle or synthetic security or that hold our Class A common stock as part of a constructive sale, conversion transaction or other integrated transaction, and pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and their beneficial owners. This summary does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any gift or alternative minimum tax consequences.

For purposes of this summary, the term “non-United States holder” refers to a beneficial owner of our Class A common stock that for U.S. federal income tax purposes is not:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State or the District of Columbia;

•	a partnership (including an entity or arrangement treated as a partnership) for U.S. federal income tax purposes;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships that are beneficial owners of our Class A common stock should consult their tax advisors.

We have not requested, and do not intend to request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income or estate tax consequences described below. There can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.

If you are considering investing in our Class A common stock, you should consult your own tax advisor with respect to your particular tax consequences of owning and disposing of our Class A common stock, including the consequences under the laws of any state, local or non-U.S. jurisdiction.

Dividends

If you receive a distribution with respect to our Class A common stock that is treated as a taxable dividend because it is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), you generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of such taxable dividend unless:

•

the dividend is effectively connected with your conduct of a U.S. trade or business, and you timely provide to the person who otherwise would be required to withhold U.S. federal income tax a properly completed IRS Form W-8ECI (or appropriate substitute form) to avoid withholding; or

•

an applicable income tax treaty provides for a lower rate of withholding tax, and you certify your entitlement to the applicable reduction under the treaty by timely delivering a properly completed IRS Form W-8BEN (or appropriate substitute form) to the person required to withhold U.S. federal income tax (which form may be required to be updated periodically).

Except to the extent provided by an applicable income tax treaty, a dividend that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable income tax treaty).

Sale, Exchange or Other Disposition

You generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of our Class A common stock, unless (a) such gain is effectively connected with your conduct of a U.S. trade or business, (b) if you are an individual, you are present in the United States for 183 days or more during the taxable year in which such gain is realized and certain other conditions exist, or (c) we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale or other disposition and the period during which you held our Class A common stock. We believe that we currently are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Except to the extent provided by an applicable income tax treaty, gain that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced or exempted by an applicable income tax treaty). If you are an individual present in the United States for 183 days or more in the taxable year and meet certain other conditions, then you will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which your capital gains (including gains from the sale or other disposition of our common stock), to the extent treated as having a U.S. source, exceed your capital losses allocable to U.S. sources, even though you are not considered a resident alien under the Code. To claim the benefit of an applicable income tax treaty, you must timely provide the appropriate and properly executed IRS form.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments of dividends on our Class A common stock and the proceeds of a sale or other disposition of our Class A common stock. You may be subject to the U.S. information reporting and backup withholding on these payments unless you comply with certification procedures to establish that you are not a United States person or you otherwise qualify for an exemption. The certification procedures required of non-United States holders to claim the exemption from withholding tax on dividend payments, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. In addition, the amount of dividends on our Class A common stock paid to a non-United States holder, and the amount of any U.S. federal tax withheld therefore, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable income tax treaty or agreement with the tax authorities of the country in which the non-United States holder resides.

Payment of the proceeds of the sale or other disposition of our Class A common stock to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the non-United States holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of our Class A common stock to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-United States holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Estate Tax

Our Class A common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes), at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

UNDERWRITING

We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Moelis & Company LLC
Stephens Inc.

Total	9,000,000

The underwriters are committed to purchase all the shares of Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at that price less a concession not in excess of $             per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share, from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,350,000 additional shares of Class A common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $             per share. In addition, we have agreed to pay Moelis & Company, our financial advisor in connection with this offering and the concurrent convertible notes offering, a financial advisory fee of $200,000, which we have not included in the underwriting discounts and commissions. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over- allotment exercise	With full over- allotment exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering and the concurrent convertible notes offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $300,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or our Class B common stock (collectively, the “Common Stock”) or any securities convertible into or exchangeable or exercisable for any shares of our Common Stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers all or a portion of the economic consequences of ownership of any shares of Common Stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of Common Stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters for a period of 90 days after the date of this prospectus, other than (i) the shares of Class A common stock to be sold hereunder, (ii) our convertible notes being offered concurrently with this offering or the underlying shares of Class A common stock issuable upon conversion of such notes, (iii) shares of Common Stock issued upon the exercise of warrants held by Bank of America, N.A. or JPMorgan Chase Bank, National Association outstanding on the date hereof, (iv) the underlying shares of Common Stock issuable upon conversion of 4.25% Convertible Senior Subordinated Notes due 2015, and (v) restricted shares of Common Stock or shares of Common Stock of the Company issued upon the exercise of options granted under our existing stock-based incentive plans. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers, and certain of our significant stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for our Common Stock (including, without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers and significant stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our Common Stock or any security convertible into or exercisable or exchangeable for our Common Stock, in each case other than (i) transfers of shares of Common Stock as a bona fide gift or gifts, (ii) action taken by lenders with respect to the pledge of up to 6,253,483 shares of Class B common stock owned by O. Bruton Smith, B. Scott Smith or SFC to secure indebtedness existing on the date of this prospectus, (iii) entry into any written trading plan or agreement with a broker designed to comply with Rule 10b5-1(c)(1) promulgated pursuant to the Exchange Act to sell shares after the 90-day restricted period, provided that no report regarding such plan is required or voluntarily made by us or any party thereto in any public report or filing with the SEC or otherwise and (iv) the cashless exercise or net share settlement of options to acquire 50,000 and 30,000 shares of Class A common stock outstanding on the date hereof by Messrs. O. Bruton Smith and B. Scott Smith, respectively, which options expire November 1, 2009; provided that in the case of any transfer or distribution pursuant to clause (i), (A) each representative receives a signed lockup agreement for the balance of the lockup period from each donee, (B) such transfers are not required to be reported or announced in any public report or filing with the SEC or otherwise and (C) neither donor nor donee otherwise voluntarily effects any public filing, report or announcement regarding such transfers (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above). Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “SAH”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the shares of Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the shares of Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares of Class A common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market compared to the price at which the underwriters may purchase shares of Class A common stock through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of Class A common stock in the open market to cover the position.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in over the counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of Class A common stock to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

NOTICE TO PROSPECTIVE INVESTORS IN SWITZERLAND

This document as well as any other material relating to the shares of Class A common stock which are the subject of the offering contemplated by this prospectus supplement do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares of Class A common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares of Class A common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The shares of Class A common stock are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares of Class A common stock with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time.

This document as well as any other material relating to the shares of Class A common stock is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

NOTICE TO PROSPECTIVE INVESTORS IN THE DUBAI INTERNATIONAL FINANCIAL CENTRE

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of Class A common stock which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of Class A common stock offered should conduct their own due diligence on the shares of Class A common stock. If you do not understand the contents of this document you should consult an authorised financial adviser.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Moelis & Company is currently serving as our financial advisor and will receive a financial advisory fee as described above. Affiliates of several of the underwriters are lenders under our 2006 Credit Facility. J.P. Morgan Securities Inc. or an affiliate was the syndication agent for our 2006 Credit Facility and the counterparty to an interest rate swap agreement entered into in connection with the floating floor plan debt component of the 2006 Credit Facility. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is an administrative agent, arranger and joint-book manager under our 2006 Credit Facility. To the extent the net proceeds of this offering are not used to repay our 4.25% Convertible Notes or our 6.00% Convertible Notes but are used to repay part of our 2006 Credit Facility as described under “Use of Proceeds” in this prospectus supplement, some of the affiliates of the underwriters may receive a part of the net proceeds of this offering by reason of the repayment of the 2006 Credit Facility. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. JPMorgan Chase Bank, N.A. and Bank of America, N.A. are counterparties to convertible note hedges and warrant options on our securities. Affiliates of several of the underwriters own our existing notes, some of which may be repurchased with a portion of the net proceeds from this offering. As a result, some of the affiliates of the underwriters may receive part of the net proceeds of this offering by reason of the repurchase of the notes held by them.

LEGAL MATTERS

The validity of the securities issuable under this prospectus will be passed upon for Sonic by Moore & Van Allen PLLC, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Moore & Van Allen PLLC will rely on the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP as to matters involving New York law.

EXPERTS

The consolidated financial statements of Sonic Automotive, Inc. for the year ended December 31, 2008 incorporated by reference into this Prospectus and Registration Statement from Sonic Automotive, Inc.’s Form 8-K dated August 21, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Notes 1 and 6 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements for the years ended December 31, 2006 and 2007 incorporated into this prospectus by reference from Sonic Automotive, Inc.’s Current Report on Form 8-K dated August 21, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report thereon included therein, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT SONIC

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-13395). You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at l-800-SEC-0330. Copies may be obtained from the SEC by paying the required fees. The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The SEC’s website is http://www.sec.gov. Information that we file with the SEC may also be read and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. In addition, you may access all of such filings on our website at http://www.sonicautomotive.com.

The SEC allows us to “incorporate by reference” into this prospectus supplement information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we terminate this offering:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(2)	Our definitive proxy statement dated April 8, 2009;

(3)	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2009;

(4)	Our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2009;

(5)	Our Current Report on Form 8-K filed February 13, 2009;

(6)	Our Current Report on Form 8-K filed April 3, 2009;

(7)	Our Current Report on Form 8-K filed May 5, 2009;

(8)	Our Current Report on Form 8-K filed May 13, 2009;

(9)	Our Current Report on Form 8-K filed May 15, 2009;

(10)	Our Current Report on Form 8-K furnished on May 28, 2009 (including the exhibits thereto);

(11)	Our Current Report on Form 8-K furnished on August 21, 2009 (including the exhibits thereto);

(12)	Our Current Report on Form 8-K filed August 21, 1009; and

(13)	The description of our Class A common stock contained in our Registration Statement on Form 8-A, as amended, filed with the SEC pursuant to Section 12 of the Exchange Act, including all amendments and reports updating such description.

We will provide upon request a free copy of any or all of the documents incorporated by reference into this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone who receives this prospectus. Written or telephone requests should be directed to Mr. Stephen K. Coss, Senior Vice President and General Counsel, 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212, telephone (704) 566-2400.

This prospectus is a part of our Registration Statement on Form S-3 filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of these documents filed as an exhibit to the registration statement or such other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the SEC at any of the locations listed above.

As of June 30, 2009, we reclassified certain of our franchises between discontinued and continuing operations in accordance with generally accepted accounting principles. This reclassification has been reflected in our financial statements as of June 30, 2009, for the six months ended June 30, 2009 and 2008 and as of and for the three years ended December 31, 2008 that are incorporated by reference into this prospectus supplement and the accompanying prospectus. The Current Report on Form 8-K furnished to the SEC on August 21, 2009 incorporated by reference into this prospectus supplement and the accompanying prospectus recasts certain information previously presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our Current Report on Form 8-K furnished to the SEC on May 28, 2009 to conform with the presentation of franchises classified between continuing operations and discontinued operations in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Accordingly, investors should rely upon the financial statements included in this August 21, 2009 Form 8-K for our audited financial information for the three year period ended December 31, 2008.

Our financial statements as of March 31, 2009 and December 31, 2008 and for the three months ended March 31, 2009 and March 31, 2008 that are incorporated by reference into this prospectus supplement and the accompanying prospectus from our Form 10-Q for the quarter ended March 31, 2009 were not restated to reflect this reclassification. Accordingly, since these incorporated financial statements cannot be reviewed on a comparative basis with the other financial statements incorporated by reference into this prospectus supplement and the accompany prospectus, for our interim financial condition and operating results investors should rely upon the financial information relating to the six months ended June 30, 2009 and June 30, 2008 that are incorporated by reference into this prospectus supplement and the accompanying prospectus from our Form 10-Q for the quarter ended June 30, 2009.

PROSPECTUS

Debt Securities

Class A Common Stock

Preferred Stock

Warrants to Purchase Class A Common Stock

Guarantees of Debt Securities

We may periodically offer to sell debt securities, Class A common stock, preferred stock, warrants to purchase our Class A common stock and guarantees by our subsidiaries of our debt securities. The aggregate initial offering price of the securities that we offer pursuant to this prospectus will not exceed $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities for sale, we will provide specific terms of those securities, and the manner in which they are being offered, in a supplement to this prospectus. Any supplement to this prospectus may also add, update or change information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest.

The securities may be offered on a continuous or delayed basis directly to purchasers or to or through one or more underwriters, agents or dealers as designated from time to time. If any underwriters, agents or dealers are involved in the sale of any securities, the applicable supplement to this prospectus will set forth the names of any underwriters, agents or dealers and any applicable commissions or discounts.

Our Class A common stock trades on the New York Stock Exchange under the symbol “SAH”. The last reported sale price of our Class A common stock on the New York Stock Exchange on August 31, 2009 was $12.82 per share. You are urged to obtain current market data and should not use the market price as of August 31, 2009 as a prediction of the future market price of our Class A common stock.

Investing in these securities involves risks. See the risks described in this prospectus, including the Risk Factors beginning on page 1, and those described as risk factors in our other filings with the Securities and Exchange Commission that are incorporated by reference herein. Additional risks may also be included in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may change. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

This prospectus is dated September 10, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any type or combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information About Sonic.”

You should rely only on the information contained or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so or (3) to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and the information incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not consider any information in or incorporated by reference into this prospectus or any applicable prospectus supplement to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our securities.

You should base your decision to invest in our securities after considering all of the information contained in this prospectus, any applicable prospectus supplement and any information incorporated by reference herein and therein.

No representation or warranty, express or implied, is made as to the accuracy or completeness of the information obtained from third party sources set forth herein or incorporated by reference into this prospectus or

i

any applicable prospectus supplement, and nothing contained in this prospectus, any applicable prospectus supplement or incorporated by reference herein is, or shall be relied upon as, a promise or representation, whether as to past or future performance.

No automobile manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus or in the offering being made hereby. No automobile manufacturer or distributor has been authorized to make any statements or representations in connection with the offering, and no automobile manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus or any applicable prospectus supplement or for any offering thereunder.

Except as otherwise indicated, all references in this prospectus to the “Company,” “we,” “us,”, “our,” or “Sonic” mean Sonic Automotive, Inc. and its subsidiaries.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains numerous “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward looking statements address our future objectives, plans and goals, as well as our intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

•	future acquisitions or dispositions;

•	industry trends;

•	future liquidity trends or needs;

•	general economic trends, including employment rates and consumer confidence levels;

•	vehicle sales rates and same store sales growth;

•	future covenant compliance;

•	our financing plans and our ability to repay or refinance existing debt when due; and

•	our business and growth strategies.

These forward-looking statements are based on our current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors which may cause actual results to differ materially from our projections include those risks described in “Risk Factors” and elsewhere in this prospectus and our filings with the SEC that are incorporated by reference into this prospectus, as well as:

•	the number of new and used cars sold in the United States generally, and as compared to our expectations and the expectations of the market;

•

our ability to generate sufficient cash flows or obtain additional financing to refinance existing debt and to fund acquisitions, capital expenditures, our share repurchase program, dividends on our common stock and general operating activities;

ii

•

the reputation and financial condition of vehicle manufacturers whose brands we represent, the terms of any bailout of any such manufacturer by the U.S. government or other government and the success or failure of such a bailout, the financial incentives vehicle manufacturers offer and their ability to design, manufacture, deliver and market their vehicles successfully;

•	our relationships with manufacturers, which may affect our ability to complete additional acquisitions;

•	changes in laws and regulations governing the operation of automobile franchises, accounting standards, taxation requirements and environmental laws;

•	general economic conditions in the markets in which we operate, including fluctuations in interest rates, employment levels, the level of consumer spending and consumer credit availability;

•	the terms of any refinancing of our existing indebtedness;

•	high competition in the automotive retailing industry, which not only creates pricing pressures on the products and services we offer, but on businesses we seek to acquire;

•	the timing of and our ability to generate liquidity through asset dispositions, as well as the timing of our ability to successfully integrate recent and potential future acquisitions; and

•	the rate and timing of overall economic recovery or additional decline.

iii

THE COMPANY

We are one of the largest automotive retailers in the United States. As of June 30, 2009, we operated 154 dealership franchises, representing 31 different brands of cars and light trucks, at 131 locations and 30 collision repair centers in 15 states. Our dealerships provide comprehensive services including (1) sales of both new and used cars and light trucks; (2) sales of replacement parts and performance of vehicle maintenance, manufacturer warranty repairs, paint and collision repair services; and (3) arrangement of extended service contracts, financing and insurance and other aftermarket products for our customers.

Our Class A common stock is traded on the New York Stock Exchange under the trading symbol “SAH.” Our principal executive offices are located at 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212, telephone (704) 566-2400. We were incorporated in Delaware in 1997.

RISK FACTORS

This section describes some, but not all, of the risks of acquiring our securities. Before making an investment decision, you should carefully consider the risk factors included in our Current Report on Form 8-K furnished on August 21, 2009, which are incorporated by reference herein, and the risks described in our other filings with the SEC that are incorporated by reference herein.

USE OF PROCEEDS

Unless otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for our general corporate purposes, which may include repayment of indebtedness, the acquisition of additional automobile dealerships, additions to our working capital and the financing of capital expenditures.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated:

(dollars in thousands)

	Fiscal years ended December 31,						Six months ended June 30,
	2004	2005	2006	2007	2008		2009
Ratio of Earnings to Fixed Charges	2.9x	3.0x	2.5x	3.0x	$(785,244	) (1)	1.2x

(1)    Reflects deficiency of earnings available to cover fixed charges. Because of the deficiency, ratio information is not provided.

For purposes of the ratio of earnings to fixed charges: 1) earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and 2) fixed charges consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

DIVIDEND POLICY

The payment of any future dividend on our common stock is subject to the business judgment of our Board of Directors, taking into consideration our historic and projected results of operations, financial condition, cash flows, capital requirements, covenant compliance, share repurchases, current economic environment and other factors considered relevant. As of the date of this prospectus, the payment of dividends is expressly prohibited by our credit agreement and restricted by the terms of the indenture governing our 6.00% Senior Secured Convertible Notes due 2012.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

The Debt Securities will be either our senior debt securities issued under this registration statement (“Senior Debt Securities”) or our subordinated debt securities issued under this registration statement (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us, our subsidiaries, if our subsidiaries are guarantors of the Debt Securities, and a U.S. banking institution (a “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

We will describe the particular terms of any Debt Securities that we offer and the extent to which the general provisions below will apply to those Debt Securities in a prospectus supplement relating to those Debt Securities. The terms of the Debt Securities will include those stated in the applicable Indenture and those made part of the applicable Indenture by reference to the Trust Indenture Act of 1939, as amended. The Debt Securities will be subject to all those terms, and we refer the holders of the Debt Securities to the Indenture and the Trust Indenture Act for a statement of those terms. Unless we indicate otherwise, capitalized terms have the meanings given in the applicable Indenture.

We have summarized certain material provisions of the notes and Indentures below. The forms of the notes and Indentures have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the notes and Indentures for provisions that may be important to you. In the summary below we have included references to Section numbers of the applicable Indentures so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular Sections or defined terms of the Indentures, such Sections or defined terms are incorporated by reference herein or therein, as applicable.

General

The Indentures provide that Debt Securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture.

The Senior Debt Securities will rank senior in right of payment in full to all unsecured and subordinated indebtedness and equally with all of our unsubordinated indebtedness outstanding at the time Senior Debt Securities are sold as will be described in the prospectus supplement applicable to any Senior Debt Securities. Unless otherwise indicated in the applicable prospectus supplement, the Senior Debt Securities will not be secured and, therefore, will be effectively subordinate in right of payment to all of our secured and unsubordinated indebtedness outstanding at the time Senior Debt Securities are sold as will be described in the prospectus supplement applicable to any Senior Debt Securities.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness (as defined) as described under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities.

Our subsidiaries (the “Guarantors”) may unconditionally guarantee (the “Subsidiary Guarantees”) on a joint and several basis the Debt Securities as described under “—Subsidiary Guarantees” and in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following additional terms:

•	the title of the Debt Securities;

•	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, subordinated terms relating thereto;

•	whether the Guarantors will provide Subsidiary Guarantees of the Debt Securities;

•	the aggregate principal amount of the Debt Securities or any limit thereon;

•	the dates on which the principal of the Debt Securities will be payable;

•	the interest rate of the Debt Securities and the interest payment dates for the Debt Securities;

•	the places where payments on the Debt Securities will be payable;

•	any terms upon which the Debt Securities may be redeemed at our option;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

•	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

•	if convertible into our Class A common stock or any of our other securities, the terms on which such Debt Securities are convertible;

•	whether the Debt Securities are secured and the terms of such security;

•	whether the Debt Securities are defeasible;

•	any addition to or change in the Events of Default;

•	any addition to or change in the covenants in the applicable Indenture; and

•	any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture.

(Section 301)

Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture and the supplemental indenture applicable to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture and supplemental indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

•

the applicability and effect of such provisions in the event of specified defaults with respect to any or certain Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Indebtedness applicable to the Subordinated Debt Securities of that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Indebtedness to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities due to the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not prevent the occurrence of an Event of Default on the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the Subordinated Debt Securities as described under “—Defeasance and Covenant Defeasance.”

Conversion Rights

The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

Subsidiary Guarantees

The Guarantors may guarantee the Debt Securities of a series. Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to the Subsidiary Guarantees of the Guarantors.

Subject to the limitations described below and in the applicable prospectus supplement, the Guarantors will, jointly and severally, unconditionally guarantee the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our obligations under the Indentures and the Debt Securities of a series (the “Guaranteed Obligations”). The Guarantors will also pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Guarantor.

In the case of Subordinated Debt Securities, a Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Indebtedness of such Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Indebtedness. No payment will be made by any Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Subsidiary Guarantee will be a continuing guarantee and will:

•

remain in full force and effect until either (a) payment in full of all the Guaranteed Obligations (or the applicable Debt Securities are defeased and discharged in accordance with the defeasance provisions of the Indentures) or (b) released as described in the following paragraph,

•	be binding upon each Guarantor, and

•	inure to the benefit of and be enforceable by the applicable Trustee, the holders and their successors, transferees and assigns.

In addition, the prospectus supplement may specify circumstances under which a Guarantor can or will be released from its Subsidiary Guarantee.

Redemption Rights; Sinking Fund

The Debt Securities issued under this registration statement may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, Debt Securities issued under this registration statement may be subject to repurchase by us at the option of the holders. We will describe any applicable redemption rights and sinking fund requirements in a prospectus supplement related to a series of Debt Securities being offered under this registration statement.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiple thereof. (Section 302)

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. (Section 305) We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002)

If the Debt Securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable prospectus supplement, will be deposited with such Depository or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

Notwithstanding any provision of the applicable Indenture or any Debt Security described herein, no Global Security may be exchanged or transferred in whole or in part for Debt Securities registered in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

•	the Depositary is unwilling or unable to continue as depositary;

•	an Event of Default has occurred and is continuing under the Debt Securities represented by the Global Security; or

•	as otherwise provided in a prospectus supplement.

All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Section 305)

As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the applicable Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global

Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Guarantors, the Trustees or our agents or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agent

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 307)

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying

Agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee under the Senior Indenture (the “Senior Trustee”) in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the trustee under the Subordinated Indenture (the “Subordinated Trustee”) in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

All moneys paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment thereof. (Section 1003)

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may consolidate with or merge into, or sell or lease substantially all of our properties to any person only if:

•

the successor person (if other than the Company) is a corporation organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

•

immediately before and after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•	any other conditions specified in the applicable prospectus supplement are met. (Section 801)

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

•	failure to pay principal or premium on any Debt Security of that series when due;

•	failure to pay any interest on any Debt Security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, on any Debt Security of that series;

•

failure to perform any of our other covenants in the Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series) for 60 days after being given written notice by the Trustee or holders of at least 25% in principal amount of the Outstanding Debt Securities of that series;

•

default under the terms of any instrument evidencing or securing any of our Debt or any Guarantor having an outstanding principal amount of $20 million individually or in the aggregate which default results in the acceleration of the payment of all or any portion of such Debt or constitutes the failure to pay all or any portion of the principal amount of such Debt when due;

•

the rendering of one or more final judgments, orders or decrees (not subject to appeal) against us or any Guarantor or Significant Subsidiary in an amount for the payment of money in excess of $20 million that remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

•

certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary Guarantor or any group of Significant Subsidiaries that together would constitute a Significant Subsidiary Guarantor; and

•

in the case of Debt Securities guaranteed by any Guarantor, the Subsidiary Guarantee of any Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Guarantor or any person acting on behalf of any Guarantor denies or disaffirms in writing such Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture).

(Section 501)

If an Event of Default (other than as a result of bankruptcy, insolvency or reorganization) for any series of Debt Securities occurs and continues, the applicable Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount of the Debt Securities of that series (or, such portion of the principal amount of such Debt Securities as may be specified in a prospectus supplement) to be due and payable immediately. If an Event of Default results from bankruptcy, insolvency or reorganization, the principal amount of all the Debt Securities of a series (or, such portion of the principal amount of such Debt Securities as may be specified in a prospectus supplement) will automatically become immediately due and payable. If an acceleration occurs, subject to specified conditions, the holders of a majority of the aggregate principal amount of the outstanding Debt Securities of that series may rescind and annul such acceleration. (Section 502)

Other than its duties in case of an Event of Default, a Trustee is not obligated to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless the Holders offer the Trustee reasonable indemnity. (Section 603) Subject to the indemnification of the Trustees, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

The Holders of Debt Securities of any series will not have any right to institute any proceeding with respect to the applicable Indenture unless:

•	the Holder previously gave written notice to the Trustee of an Event of Default with respect to that series;

•

the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made a written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

•

the Trustee fails to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 15 days after such notice, request and offer. (Section 507)

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal, interest or premium on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we are in default in the performance of any of the terms of the applicable Indenture. (Section 1004)

Amendment and Waiver

Except as otherwise indicated in the applicable prospectus supplement, we, the Guarantors (if applicable) and the applicable Trustee may make modifications and amendments of the Indentures without the consent of the Holders of the Debt Securities in certain circumstances, including:

(1)    to evidence the succession under the Indenture of another Person to us or any Guarantor and the assumption by any such successor of our or any Guarantor’s obligations to Holders of the Debt Securities;

(2)    to add to our covenants for the benefit of the Holders of all or any series of Debt Securities (and if such covenants are to be for the benefit of less than all series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon us;

(3)    to add any additional Events of Default;

(4)    to add to or change any of the provisions of the Indenture to permit or facilitate the issuance of Debt Securities (i) in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or (ii) in uncertificated form;

(5)    to add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination (A) shall neither (i) apply to any Debt Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Debt Security with respect to such provision or (B) shall become effective only when there is no such Debt Security Outstanding;

(6)    to secure the Debt Securities;

(7)    to establish the form or terms of Debt Securities of any series;

(8)    to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee and to provide for or facilitate the administration of the trusts hereunder by more than one Trustee;

(9)    to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture, provided that such action pursuant to this Clause (9) shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect; or

(10)    to add new Guarantors.

(Section 901)

Except as otherwise indicated in the applicable prospectus supplement, other modifications and amendments of the Indentures may be made by us, the Guarantors (if applicable) and the applicable Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1)    change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security,

(2)    reduce the principal amount of, or any premium or interest on, any Debt Security,

(3)    reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof,

(4)    change the place or currency of payment of principal of, or any premium or interest on, any Debt Security,

(5)    impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,

(6)    in the case of Subordinated Debt Securities, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities,

(7)    except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Guarantor,

(8)    reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture,

(9)    reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or

(10)    modify such provisions with respect to modification and waiver.

(Section 902)

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

The Indentures provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date, (A) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (B) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (C) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (A) or (B) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1502, will not be deemed to be Outstanding. (Section 101)

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

Satisfaction and Discharge

Unless otherwise indicated in the applicable prospectus supplement, the Indentures will be discharged and cease to be of further effect with respect to any series of Debt Securities issued thereunder, when either:

(1)(A) all outstanding Debt Securities of that series that have been authenticated and delivered (other than Debt Securities that have been replaced or for which funds payment money has been deposited in trust and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B) all such Debt Securities not delivered to the Trustee for cancellation

(i) have become due and payable, or

(ii) will become due and payable at their Stated Maturity within one year, or

(iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee of the Company,

and, in each case, we have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust in an amount sufficient to pay and discharge the entire indebtedness on such

Debt Securities not delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;

(2) we have paid or caused to be paid all other sums payable by us under such Indenture with respect to that series of Debt Securities; and

(3) we have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that (i) all conditions precedent herein relating to the satisfaction and discharge of this Indenture with respect to such Debt Securities have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute default under, such Indenture or any other material agreement or instrument to which we are a party or are bound.

(Section 401)

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of the Indentures relating to defeasance and discharge of indebtedness (Section 1502), which we call “legal defeasance,” and to defeasance of certain restrictive covenants (Section 1503), which we call “covenant defeasance,” applied to the Debt Securities of any series, or to any specified part of a series.

Legal Defeasance.  The Indentures provide that, upon our exercise of our option (if any) we will be discharged from all our obligations, and have the subordination provisions of any Subordinated Indenture (if any) cease to be effective, with respect to the applicable Debt Securities upon the deposit in trust for the benefit of the holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities.

Such defeasance or discharge may occur only if, among other things,

(1)    we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders and beneficial owners of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur;

(2)    no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing;

(3)    such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we or any Significant Subsidiary is a party or by which we or any Significant Subsidiary is bound;

(4)    in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on or other obligations in respect of any of our Senior Indebtedness shall have occurred and be continuing and no other event of default with respect to any of our Senior Indebtedness shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5)    we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

(Sections 1502 and 1504)

Any additional conditions to the discharge of our obligations with respect to a series of Debt Securities will be described in an applicable prospectus supplement.

Covenant Defeasance.  The Indentures provide that, upon our exercise of our option (if any), we may omit to comply with specified restrictive covenants as described in an applicable prospectus supplement, and the occurrence of specified Events of Default in “—Events of Default” and any Events of Default described in an applicable prospectus supplement will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders and beneficial owners of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments. (Sections 1503 and 1504) Any additional conditions to exercising this option with respect to a series of Debt Securities will be described in an applicable prospectus supplement to the extent material.

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

Title

We, the Guarantors, the Trustees and any agent of ours may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security, whether or not such Debt Security may be overdue, for the purpose of making payment and for all other purposes. (Section 309)

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

Trustee

We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of (a) 100,000,000 shares of Class A common stock, $.01 par value, (b) 30,000,000 shares of Class B common stock, $.01 par value and (c) 3,000,000 shares of preferred stock, $.10 par value. As of August 20, 2009, we had 29,749,558 outstanding shares of Class A common stock, 12,029,375 outstanding shares of Class B common stock and no outstanding shares of preferred stock.

We have summarized certain of the material provisions of our Class A and Class B common stock below. We urge you to read our Amended and Restated Certificate of Incorporation (which was filed as an exhibit to our Registration Statement on Form S-1 (File No. 333-33295)), our Certificate of Amendment to our Amended and Restated Certificate of Incorporation (which is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999) and Amended and Restated Bylaws of Sonic (as amended February 9, 2006) (which was filed as an exhibit to our Current Report on Form 8-K filed February 13, 2006) for a detailed description of the provisions thereof summarized below.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are outstanding. Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any series, the designations, powers, preferences and rights of that series, and the qualifications, limitations and restrictions of that series, including:

•	the number of shares of the series, which number may thereafter be increased or decreased by our board of directors (but not below the number of shares of that series then outstanding);

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•	the conditions under which and the dates upon which dividends will be payable, and the relation which those dividends will bear to the dividends payable on any other class or classes of stock;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that other class or series or that other security, the conversion price or prices or rate or rates, that adjustments to that price or those prices or that rate or those rates, the date or dates as of which those shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of that series.

The prospectus supplement will describe the material terms of any series of preferred stock offered by it. The registration statement of which this prospectus forms a part will incorporate by reference the certificate of designation for any series of preferred stock as an exhibit.

We believe that the ability of our board of directors to issue one or more series of preferred stock from our undesignated preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Our authorized shares of preferred stock will be available for issuance without further action by our stockholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors may decide to issue those shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making an unsolicited and unwanted acquisition attempt through which that acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of that stock.

Common Stock

Sonic’s Class A common stock and Class B common stock are equal in all respects except for voting rights, conversion rights of the Class B common stock and as required by law, as discussed more fully below.

Voting Rights; Conversion of Class B Common Stock to Class A Common Stock

The voting powers, preferences and relative rights of the Class A common stock and the Class B common stock are subject to the following provisions. Holders of Class A common stock have one vote per share on all matters submitted to a vote of the stockholders of Sonic. Holders of Class B common stock are entitled to 10 votes per share except as described below. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by Delaware law. There is no cumulative voting with respect to the election of directors.

In the event any shares of Class B common stock held by a member of the Smith Group (as defined below) are transferred outside of the Smith Group, such shares will automatically be converted into shares of Class A common stock. In addition, if the total number of shares of common stock held by members of the Smith Group is less than 15% of the total number of shares of common stock outstanding, all of the outstanding shares of Class B common stock automatically will be reclassified as Class A common stock. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A common stock must be identical to that received by holders of Class B common stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between our classes of common stock.

Notwithstanding the foregoing, the holders of Class A common stock and Class B common stock vote as a single class, with each share of each Class entitled to one vote per share, with respect to any transaction proposed or approved by the board of directors of Sonic or proposed by or on behalf of holders of the Class B common stock or as to which any member of the Smith Group or any affiliate thereof has a material financial interest other than as a then existing stockholder of Sonic constituting a

•	“going private” transaction;

•	sale or other disposition of all or substantially all of Sonic’s assets; or

•

sale or transfer that would cause the nature of Sonic’s business to be no longer primarily oriented toward automobile dealership operations and related activities, or merger or consolidation of Sonic in which the holders of the common stock will own less than 50% of the common stock following such transaction.

A “going private” transaction is defined as any “Rule 13e-3 Transaction,” as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934. An “affiliate” is defined as (a) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with any member of the Smith Group, (b) any corporation or organization (other than Sonic or a majority-owned subsidiary of Sonic) of which any member of the Smith Group is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any Class of voting securities, or in which any member of the Smith Group has a substantial beneficial interest, (c) a voting trust or similar arrangement pursuant to which any member of the Smith Group generally controls the vote of the shares of common stock held by or subject to such trust or arrangement, (d) any other trust or estate in which any member of the Smith Group has a substantial beneficial interest or as to which any member of the Smith Group serves as trustee or in a similar fiduciary capacity or (e) any relative or spouse of any member of the Smith Group or any relative of such spouse, who has the same residence as any member of the Smith Group.

As used in this prospectus, the term the “Smith Group” consists of the following persons:

•	Mr. O. Bruton Smith and his guardian, conservator, committee, or attorney-in-fact;

•	William S. Egan and his guardian, conservator, committee, or attorney-in-fact;

•	each lineal descendant of Messrs. Smith and Egan (a “Descendant”) and their respective guardians, conservators, committees or attorneys-in-fact; and

•	each “Family Controlled Entity.”

The term “Family Controlled Entity” means (a) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. Smith, Mr. Egan and/or Descendants; (b) any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group; (c) any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; and (d) any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group.

Under Sonic’s charter and Delaware law, the holders of Class A common stock and/or Class B common stock are each entitled to vote as a separate class, as applicable, with respect to any amendment to Sonic’s Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such Class so as to affect such Class adversely.

Dividends

Holders of the Class A common stock and the Class B common stock are entitled to receive ratably such dividends, if any, as are declared by our Board of Directors out of funds legally available for that purpose. An additional requirement is that dividends paid in shares of Class A common stock shall be paid only to holders of Class A common stock, and dividends paid in shares of Class B common stock shall be paid only to holders of Class B common stock. Sonic’s charter provides that if there is any dividend, subdivision, combination or reclassification of either Class of common stock, a proportionate dividend, subdivision, combination or reclassification of the other Class of common stock must be made at the same time.

Other Rights

Stockholders of Sonic have no preemptive or other rights to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of Sonic, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets available for distribution to holders of common stock after payment in full of creditors. No shares of any Class of common stock are subject to a redemption or a sinking fund.

Delaware Law, Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and of Sonic’s charter and bylaws, summarized in the following paragraphs, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

Delaware Antitakeover Law.  Sonic is subject to the applicable provisions of the Delaware General Corporation Law, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (a) prior to such date, the Board of Directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder; or (b) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (c) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Sonic to date has not made this election.

Special Meetings of Stockholders.  Sonic’s bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of Sonic’s Board of Directors. Sonic’s bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the powers of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.

Advance Notice Requirements for Stockholders Proposals and Director Nominations.  Sonic’s bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive office of Sonic, (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and, (b) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Our bylaws also specify certain requirements for a stockholder’s notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

Conflict of Interest Procedures.  Sonic’s charter contains provisions providing that transactions between Sonic and its affiliates must be no less favorable to Sonic than would be available in transactions involving arms’

length dealing with unrelated third parties. Moreover, any such transaction involving aggregate payments in excess of $500,000 must be approved by a majority of Sonic’s directors and a majority of Sonic’s independent directors. Otherwise, Sonic must obtain an opinion as to the financial fairness of the transactions to be issued by an investment banking or appraisal firm of national standing.

Limitation of Liability of Officers and Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers’ and directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

Our certificate of incorporation limits the liability of our officers and directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer’s or director’s fiduciary duty in such capacity, except for liability

•	for any breach of the officer’s or director’s duty of loyalty to us or our stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	for any transaction from which the officer or director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited us and our stockholders.

Both our certificate of incorporation and bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Sonic pursuant to the foregoing provisions, Sonic has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

We may issue Class A common stock warrants for the purchase of our Class A common stock. Class A common stock warrants are referred to in this prospectus as “Warrants.” Warrants may be issued independently or together with any Class A common stock, preferred stock or Debt Securities offered by any prospectus supplement and may be attached to or separate from the Class A common stock, preferred stock or Debt Securities.

Each series of Warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the Warrants. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of Warrants.

The following description summarizes the material terms of the Warrants. You should read the warrant agreement and warrant certificates for provisions summarized below and others that may be important to you. We will file a copy of the warrant agreement and warrant certificate in connection with an offering of warrants. The registration statement of which this prospectus forms a part will incorporate by reference the form of warrant agreement and warrant certificate as exhibits.

General

The prospectus supplement relating to a particular series of warrants will summarize the material provisions of the series of Warrants, including, where applicable, the following:

•	the title of the Warrants;

•	the offering price;

•	the currency or currency units in which the purchase price for offered Warrants may be payable;

•	the number of shares of Class A common stock purchasable upon the exercise of a Warrant;

•	the redemption or call provisions, if any, applicable to the Warrants;

•	the date on and after which the Warrants and the related shares of Class A common stock or preferred stock or the related Debt Securities will be separately transferable;

•	the price and currency or currency units at which the shares of Class A common stock, as the case may be, may be purchased upon exercise;

•	the date on which the right to exercise the Warrants begins and the date on which the right to exercise expires (the “expiration date”);

•	the minimum and maximum amount of Warrants that may be exercised at any one time;

•	the antidilution provisions of the Warrants, if any;

•	United States federal income tax consequences applicable to that Warrant;

•	whether the Warrants represented by the warrant certificates will be issued in registered or bearer form;

•	procedures for cashless exercise, if any, for the Warrants; and

•	any other terms of the Warrants, including terms, procedures and limitations relating to exchange and exercise of the Warrants.

Transfers and Exchange

Warrant certificates may be exchanged for new warrant certificates of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent. We may specify other offices where these activities may be conducted in an applicable prospectus supplement. Before the exercise of any Warrants, holders of the Warrants will not have any of the rights of holders of Class A common stock, as applicable, purchasable upon exercise. This means holders of Warrants will not have the right to receive payments of dividends, if any, on the Class A common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise

Each Warrant will entitle its holder to purchase the number of shares of Class A common stock at the exercise price that is set forth in, or calculable from, the applicable prospectus supplement. Holders will be able to exercise Warrants at any time up to the time on the expiration date set forth in the applicable prospectus supplement. After that time, or a later date to which such expiration date may be extended by us, unexercised Warrants will become void.

Holders will be able to exercise Warrants by delivering to the warrant agent at its corporate trust office warrant certificates properly completed and paying the exercise price. As soon as practicable after such delivery, we will issue and deliver to the indicated holder the shares of Class A common stock issuable upon that exercise. If fewer than all of the Warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining number of Warrants.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus to or through underwriters, agents or dealers or directly to one or more purchasers without using underwriters, agents or dealers.

The accompanying supplement to this prospectus will identify or describe:

•	any underwriters, agents or dealers;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities are listed or to which application will be made to list the securities.

We may designate agents to solicit purchases for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at the market offerings”.

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the applicable supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Underwriters named in an applicable supplement are, and dealers and agents named in an applicable supplement may be, deemed to be “underwriters” within the meaning of the Securities Act in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters, agents and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of these liabilities. Underwriters, agents and dealers may engage in transactions with or perform services for Sonic or our subsidiaries and affiliates in the ordinary course of business.

If indicated in an applicable supplement, we will authorize dealers acting as our agents to solicit offers from some institutions to purchase our securities at the public offering price given in that supplement under “Delayed Delivery Contracts” providing for payment and delivery on the date or dates stated in such supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under the contracts will not be less nor more than, the respective amounts stated in the applicable supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

•	if the securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the securities less the principal amount covered by contracts.

One or more firms, referred to as “remarketing firms”, may also offer or sell the securities, if the applicable supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The applicable supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

The applicable supplement will indicate whether we intend to apply to list the securities on a securities exchange.

LEGAL MATTERS

The validity of the securities issuable under this prospectus will be passed upon for Sonic by Moore & Van Allen PLLC, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements of Sonic Automotive, Inc. for the year ended December 31, 2008 incorporated by reference into this Prospectus and Registration Statement from Sonic Automotive, Inc.’s Form 8-K dated August 21, 2009 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Notes 1 and 6 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements for the years ended December 31, 2006 and 2007 incorporated into this prospectus by reference from Sonic Automotive, Inc.’s Current Report on Form 8-K dated August 21, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report thereon included therein, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT SONIC

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-13395). You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at l-800-SEC-0330. Copies may be obtained from the SEC by paying the required fees. The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The SEC’s website is http://www.sec.gov. Information that we file with the SEC may also be read and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. In addition, you may access all of such filings on our website at http://www.sonicautomotive.com.

The SEC allows us to “incorporate by reference” into this prospectus information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we terminate this offering:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(2)	Our definitive proxy statement dated April 8, 2009;

(3)	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2009;

(4)	Our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2009;

(5)	Our Current Report on Form 8-K filed February 13, 2009;

(6)	Our Current Report on Form 8-K filed April 3, 2009;

(7)	Our Current Report on Form 8-K filed May 5, 2009;

(8)	Our Current Report on Form 8-K filed May 13, 2009;

(9)	Our Current Report on Form 8-K filed May 15, 2009;

(10)	Our Current Report on Form 8-K furnished May 28, 2009;

(11)	Our Current Report on Form 8-K furnished August 21, 2009;

(12)	Our Current Report on Form 8-K filed August 21, 2009; and

(13)	The description of our Class A common stock contained in our Registration Statement on Form 8-A, as amended, filed with the SEC pursuant to Section 12 of the Exchange Act, including all amendments and reports updating such description.

We will provide upon request a free copy of any or all of the documents incorporated by reference into this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone who receives this prospectus. Written or telephone requests should be directed to Mr. Stephen K. Coss, Senior Vice President and General Counsel, 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212, telephone (704) 566-2400.

This prospectus is a part of our Registration Statement on Form S-3 filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of these documents filed as an exhibit to the registration statement or such other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the SEC at any of the locations listed above.

9,000,000 shares

Sonic Automotive, Inc.

Class A Common Stock

PROSPECTUS SUPPLEMENT

J.P. Morgan		BofA Merrill Lynch

Wells Fargo Securities	Moelis & Company	Stephens Inc.

                    , 2009